    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                                 PAWNMART, INC.
                 (Name of small business issuer in its charter)

           DELAWARE                           5940                          75-2520896
   (State or jurisdiction of      (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                        301 COMMERCE STREET, SUITE 3600
                            FORT WORTH, TEXAS 76102
                                 (817) 335-7296
(Address and telephone number of principal executive offices and principal place of business)
                             ---------------------

                               CARSON R. THOMPSON
                                 PAWNMART, INC.
                        301 COMMERCE STREET, SUITE 3600
                            FORT WORTH, TEXAS 76102
                                 (817) 335-7296
           (Name, address and telephone number of agent for service)
                             ---------------------

                                   Copies to:

              JAKES JORDAAN, ESQ.                             DAVID G. MCLANE, ESQ.
     JORDAAN HOWARD & PENNINGTON, P.L.L.C.                   GARDERE & WYNNE, L.L.P.
        300 CRESCENT COURT, SUITE 1670                     1601 ELM STREET, SUITE 3000
              DALLAS, TEXAS 75201                              DALLAS, TEXAS 75201
                (214) 871-6550                                   (214) 999-3000

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the date this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                              AMOUNT        PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF               TO BE        OFFERING PRICE PER   AGGREGATE OFFERING      AMOUNT OF
      SECURITIES TO BE REGISTERED         REGISTERED(1)         SHARE(1)             PRICE(1)       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share(2)..............................    2,300,000            $5.00             $11,500,000          $3,484.85
---------------------------------------------------------------------------------------------------------------------
Underwriter's warrants(3)...............     200,000             $.001                 $200                (4)
---------------------------------------------------------------------------------------------------------------------
Common Stock Issuable Upon Exercise of
  Underwriter's warrants(5).............     200,000             $6.00              $1,200,000          $ 363.64
---------------------------------------------------------------------------------------------------------------------
          Total.........................                                                                $3,848.49
=====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Includes 300,000 shares of Common Stock that may be purchased by the Underwriter from the Company to cover over-allotments, if any.
(3) The Underwriter's Warrants entitle the Underwriter's to purchase shares of Common Stock equal to 10% of the total number of shares sold pursuant to the Registration Statement, exclusive of any shares subject to the Underwriter's over-allotment option.
(4) Pursuant to Rule 457(g), no registration fee is payable.
(5) Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional securities issuable upon future anti-dilution adjustments in accordance with the terms of the Underwriter's Warrants.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER   , 1997

                                2,000,000 SHARES

                                 PAWNMART, INC.

                                  COMMON STOCK
                             ---------------------
     All of the 2,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), offered hereby (the "Offering") are being sold by PawnMart, Inc. (the "Company"). Prior to this Offering, there has been no public market for the Company's Common Stock. It is currently anticipated that the initial public offering price will be $5.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price. The Company has been approved for listing of the Common Stock on the American Stock Exchange under the trading symbol "PMT" subject to notice of issuance.
                             ---------------------
      THESE SECURITIES ARE SPECULATIVE IN NATURE, INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGE 7.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

================================================================================

                                                                      UNDERWRITING
                                                 PRICE TO            DISCOUNTS AND           PROCEEDS TO
                                                  PUBLIC             COMMISSIONS(1)           COMPANY(2)

--------------------------------------------------------------------------------

Per Share(2)............................            $                      $                      $
--------------------------------------------------------------------------------------------------------------
Total...................................            $                      $                      $
==============================================================================================================

(1) Does not include additional compensation to be received by the Underwriters in the form of (i) non-accountable expense allowance of 1.5% of the gross proceeds of the Offering and (ii) warrants (the "Underwriter Warrants") of up to 200,000 shares of Common Stock at a price equal to 120% of the initial public offering price per share, exercisable over a four-year period commencing on the date of this Prospectus. In addition, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting offering expenses estimated to be approximately $350,000 payable by the Company.
(3) The Company has granted to the Underwriter a 45-day option to purchase up to an additional 300,000 shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as the shares offered hereby. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the Company
    will be $          , $          and $          , respectively. See
    "Underwriting."
                             ---------------------
     The shares of Common Stock are offered by the Underwriter named herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. It is expected that delivery of such shares will be made at the offices of ComVest Partners, Inc. ("ComVest"), Dallas, Texas, on or
about             , 1997.
                             ---------------------
                             COMVEST PARTNERS, INC.

               The date of this Prospectus is             , 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE OR PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITER. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "UNDERWRITING."
                             ---------------------

                             ADDITIONAL INFORMATION

     The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, (including any amendments thereto, the "Registration Statement") with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge and copied upon payment of the charges prescribed by the Commission at the Public Reference Room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.
                             ---------------------

     As a result of this Offering, the Company will become subject to the reporting requirements of the Exchange Act, and in accordance therewith will file periodic reports, proxy statements and other information with the Commission. The Company will furnish its stockholders with annual reports containing audited financial statements certified by an independent public accounting firm and with quarterly reports for the first three quarters of each year containing unaudited financial information.
                             ---------------------

     The Company has applied to list the Common Stock on the American Stock Exchange. If the Company's application is accepted, then reports, proxy statements and other information concerning the Company will be available for inspection at the principal office of the American Stock Exchange at 86 Trinity Place, New York, New York, 10006. There is no assurance the Common Stock will be accepted for listing.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Except as otherwise noted herein, all information in this Prospectus (i) assumes a public offering price of $5.00 per share; (ii) assumes no exercise of the Underwriter's over-allotment option; (iii) gives effect to the conversion of all outstanding shares of the Company's $.50 Series A Convertible Preferred Stock, the Company's Series B Convertible Preferred Stock, the Company's Series C Convertible Preferred Stock and the 12% Series D Convertible Exchangeable Preferred Stock into an aggregate of 1,817,931 shares of Common Stock, all of which will occur automatically upon completion of this Offering (the "Preferred Stock Conversion"); (iv) gives effect to the conversion of $9.52 million principal amount of the Company's 14% Convertible Subordinated Debentures due June 30, 1999, June 30, 2000 and January 31, 2001 into an aggregate of 2,380,000 shares of Common Stock, all of which will occur automatically upon completion of this Offering (the "Debenture Conversion"); (v) gives effect to a 1-for-2 reverse stock split of the Company's outstanding shares of Common Stock (the "Reverse Stock Split"); and (vi) assumes no exercise or conversion of outstanding options or warrants. See "Description of Capital Stock," "Underwriting" and Notes 5, 7, 8, 10, 11 and 12 of Notes to Audited Consolidated Financial Statements.

                                  THE COMPANY

GENERAL

     The Company is a financial services and specialty retail enterprise principally engaged in establishing and operating stores which advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to the value-conscious consumer. The Company advances money to individuals based primarily upon the estimated resale value of pledged personal property such as jewelry, consumer electronics, tools, musical instruments, firearms, automobiles and other miscellaneous items. To compensate it for the use of the funds advanced, the Company contracts for a pawn service charge. In the event that the customer does not redeem the pledged property, it becomes inventory available for sale by the Company to its retail customers. Currently, the Company owns and operates 19 stores, of which 11 are located in Georgia, five in Alabama, two in North Carolina and one in Texas.

GROWTH STRATEGY

     The pawnshop industry is a multi-billion dollar, rapidly growing industry and is highly fragmented. Of the approximately 13,000 pawnshops in the United States, the industry's four public companies collectively own approximately five percent. The Company's strategic objective is to capitalize upon growth opportunities afforded by this highly fragmented industry through a roll-out of its stores. To achieve its strategic objective, the Company has adopted the following strategy:

     - OPERATIONAL EXCELLENCE. The Company believes that its success will be substantially dependent on its ability to achieve excellence in operating its stores. In this regard, the Company intends to capitalize upon the operational expertise of its experienced specialty retail management team and board of directors, employ specialty retailers as store management personnel and utilize extensive training programs for employees and extensive operating controls.

     - STRATEGIC MARKET POSITIONING. The Company seeks to establish attractive stores that are clean, well-lit and conveniently located, with merchandise displayed in an organized and easy-to-shop manner, similar to national discount stores. The Company's store design and layout specifically target both its borrowing and retail customers.

     - ESTABLISH -- RATHER THAN ACQUIRE -- PAWNMART(TM) STORES THAT MEET SITE SELECTION, STORE SIZE AND CONFIGURATION REQUIREMENTS IN SELECTED
       MARKETS. The Company believes that by opening new stores -- rather than acquiring smaller "mom and pop" stores -- it will enjoy substantial long-term strategic benefits. First, the Company believes that ideal site selection is one of the most critical factors in creating a successful PAWNMART(TM) store. In this regard, the Company has developed extensive customer demographics that identify both its borrowing and retail customers. The Company believes that most existing pawnshops are situated in less than ideal locations. The Company, therefore, believes that by opening new stores only in locations meeting its demographic and site selection requirements, it will be well situated to compete effectively in the highly fragmented pawnshop industry. Second, the Company believes that the "look and feel" of its stores is an important factor in establishing a successful specialty retail store and that most existing pawnshops do not meet, and cannot cost-effectively be modified to meet, the Company's store size and configuration requirements. By opening new stores only in accordance with its specifications, the Company can ensure that each PAWNMART(TM) has a similar "look and feel."

     - LEVERAGE THE COMPANY'S TARGETED DATABASE MARKETING SEGMENTATION
       SYSTEM. The Company has developed a targeted database marketing segmentation system that identifies the customers for both pawn and product sales from proprietary data collected at the store level. Given this customer information, the Company has developed a marketing strategy that seeks to leverage its understanding of customer demographics, motivations and purchasing behavior. This demographic data will be utilized for customer acquisition, retention, promotion and store site selection.

     - CONTINUED UTILIZATION OF INFORMATION TECHNOLOGY. The Company has developed PAWNLINK(TM), a proprietary software system, which is connected to a "wide area network" that allows for real-time point of sale connectivity. PAWNLINK(TM) is a user friendly, menu driven software package that operates in a Windows 95(TM) environment. PAWNLINK(TM) interfaces with the Company's centralized database, assists in determining the maximum amount of funds to advance on any particular pawn item, and provides in-store assistance with operational and sales management, inventory control and accounting.

     - RAPID EXPANSION IN METROPOLITAN AREAS IN STATES WITH FAVORABLE PAWN REGULATION. The Company's roll-out strategy is to generate operating efficiencies by first expanding in the metropolitan areas of Atlanta, Georgia, Mobile, Alabama and Charlotte, North Carolina, and thereafter, in metropolitan areas in states with favorable pawn regulation.

     - FRANCHISE OPERATIONS IN SMALLER MARKETS. The Company intends to sell PAWNMART(TM) franchises in secondary markets. The Company's franchise strategy is designed to allow future franchisees to benefit from the Company's targeted database marketing segmentation system, PAWNLINK(TM) computer software and information system, as well as the Company's standardized operating procedures.

         EXPERIENCED SPECIALTY RETAIL MANAGEMENT TEAM AND BOARD OF DIRECTORS

     Carson Thompson, the Company's Chief Executive Officer and Chairman of the Board, served as President and Chief Executive Officer for The Bombay Company, Inc. during its roll-out phase. Also, Robert Bourland, the Company's Chief Operating Officer and Director, worked for Tandy Corporation for twenty years serving as Senior Vice President -- Managing Director, Tandy U.K. operations and other management capacities. Between 1979 and 1985, he acted as Tandy's Divisional Vice President responsible for 1,200 Radio Shack stores. As such, these executives have, collectively, more than 50 years of specialty retail and management experience.

     The Company's Board of Directors includes Robert Camp who has 19 years of experience with Pier 1 Imports, Inc., including five years as Chief Executive Officer or Chief Operating Officer. Additional Directors include James Berk, who is Vice Chairman and Chief Executive Officer of APC, Inc. and has served as President and Chief Executive Officer of Bizmart, Inc.; Monty Standifer, who served as Chief Financial Officer of Bizmart, Inc. and is presently the Chief Financial Officer of Gadzooks, Inc. (NASDAQ:GADZ); and Mark Kane, who founded, and served as President and Chief Executive Officer of CD Warehouse, Inc. (NASDAQ:CDWI). See "Management -- Directors and Executive Officers." The Company intends to capitalize upon the specialty retail experience and talents of these individuals to expand rapidly in a fragmented industry.

                                  THE OFFERING

Common Stock Offered by the
  Company.....................   2,000,000 shares

Common Stock to be Outstanding
  After the Offering..........   9,120,498 shares(1)

Use of Proceeds...............   The Company intends to use the net proceeds of
                                 this offering to establish new stores, repay indebtedness and for working capital and other general corporate purposes.

Proposed American Stock
Exchange Symbol...............   "PMT"
---------------

(1) See "Capitalization."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                 YEAR ENDED                 SIX MONTHS ENDED
                                         --------------------------    --------------------------
                                         JANUARY 28,    JANUARY 26,     JULY 28,       JULY 27,
                                            1996           1997           1996           1997
                                         -----------    -----------    -----------    -----------
SELECTED STATEMENTS OF OPERATIONS DATA:
REVENUES:
Pawn service charges...................  $ 1,337,618    $ 2,291,104    $   984,927    $ 1,380,096
Merchandise sales......................    3,051,678      5,522,731      2,449,530      3,104,876
Other income...........................       34,206         89,567          1,071         29,154
                                         -----------    -----------    -----------    -----------
Total revenue..........................    4,423,502      7,903,402      3,435,528      4,514,126
Less cost of sales.....................   (1,941,489)    (3,527,670)    (1,540,326)    (2,088,683)
                                         -----------    -----------    -----------    -----------
Gross profit...........................    2,482,013      4,375,732      1,895,202      2,425,443
EXPENSES:
Operating expenses.....................    2,625,716      3,863,843      1,629,444      1,786,962
Interest...............................      720,301      1,360,511        598,355        869,787
Depreciation and amortization..........      375,023        495,125        255,883        255,465
Administrative.........................    1,588,600      1,712,568        959,578      1,012,339
                                         -----------    -----------    -----------    -----------
Total expenses.........................    5,309,640      7,432,047      3,443,260      3,924,553
                                         -----------    -----------    -----------    -----------
Net loss...............................  $(2,827,627)   $(3,056,315)   $(1,548,058)   $(1,499,110)
                                         ===========    ===========    ===========    ===========
Pro forma loss per common share(4).....  $     (0.42)   $     (0.28)   $     (0.15)   $     (0.10)
                                         ===========    ===========    ===========    ===========
Common and common equivalent shares
  outstanding(4).......................    6,141,658      7,485,484      7,388,360      7,742,980

                                                                    AT JULY 27, 1997
                                                      ---------------------------------------------
                                                        ACTUAL       PRO FORMA(2)    AS ADJUSTED(3)
                                                      -----------    ------------    --------------
SELECTED BALANCE SHEET DATA:
Loans...............................................  $ 2,365,740     $2,365,740      $ 2,365,740
Inventories, net....................................    2,117,289      2,117,289        2,117,289
Working capital.....................................    3,506,775      3,506,775       11,404,775
Total assets........................................    7,262,367      6,683,288       15,333,288
Stockholders' equity (deficit)(1)...................   (4,953,328)     3,987,593       12,637,593
OTHER DATA:
Stores owned........................................  19
Average age of stores...............................  2.25 years

---------------

(1) See "Capitalization."

(2) Gives effect to the Preferred Stock Conversion and the Debenture Conversion.

(3) Pro forma as adjusted to give effect to (i) the sale of 2,000,000 shares of Common Stock by the Company, (ii) the application of the net proceeds therefrom of approximately $8.65 million and (iii) the retirement of $2,142,000 in debt of which $1,390,000 was current at July 27, 1997. See "Use of Proceeds" and "Capitalization."

(4) Pro forma loss per common share is determined based on the weighted average number of common and common equivalent shares outstanding during each period giving effect to the Reverse Stock Split, the Preferred Stock Conversion, the Debenture Conversion and the exercise or conversion of outstanding options and warrants. See the consolidated financial statements and the notes thereto of the Company included elsewhere in the Prospectus.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby is speculative and involves a high degree of risk, including the risk factors described below. In addition to the other information presented in this Prospectus, each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this Offering before making an investment decision. This Prospectus contains certain forward-looking statements regarding the Company's business and prospects that are based upon numerous assumptions about future conditions which may ultimately prove to be inaccurate and actual events and results may materially differ from anticipated results described in such statements. The Company's ability to achieve such results is subject to certain risks and uncertainties, such as those risks detailed in this section, and other risks detailed throughout this Prospectus. These forward-looking statements represent the Company's judgment as of the date of the filing of this Prospectus. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

LACK OF PROFITABILITY, POTENTIAL LOSSES

     From its inception on January 13, 1994 through July 27, 1997, the Company has experienced aggregate losses of $9,037,206. Further, a key element of the Company's strategy consists of establishing (rather than acquiring) multiple PAWNMART(TM) stores meeting the Company's required store size, configuration, and site selection requirements in regional and local markets. This strategy may result in continued net losses for the Company during its roll-out phase due to start-up losses associated with the anticipated high number of new stores. The Company's audited consolidated financial statements include a "going concern" explanatory paragraph, and there can be no assurance that the Company will be able to achieve profitability. Results of operations in the future will be influenced by numerous factors including, among others, new store expansions, the ability of the Company to manage its growth and maintain the quality of its personnel, and the ability of the Company to implement its strategic plan. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by any company in an expansion stage, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated regulatory compliance, marketing problems and intense competition that may exceed current estimates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

MANAGEMENT OF GROWTH

     The Company plans to expand its business through a roll-out of new PAWNMART(TM) stores. To a significant extent, the Company's future success will be dependent upon its ability to engage in a successful expansion program and will be dependent, in part, upon its ability to secure suitable sites for its new stores, obtain adequate inventory for its new stores, maintain adequate financial controls and reporting systems to manage a larger operation, and to obtain additional capital upon favorable terms. There can be no assurance that the Company will be able to successfully implement its planned expansion, finance its growth or manage the resulting larger operation.

AVAILABILITY OF QUALIFIED STORE MANAGEMENT PERSONNEL

     The Company's ability to expand may also be limited by the availability of qualified store management personnel. While the Company seeks to train existing qualified personnel for management positions and to create attractive compensation packages to retain existing management personnel, there can be no assurance that sufficient qualified personnel will be available to satisfy the Company's needs with respect to its planned expansion.

COMPETITION

     The Company encounters significant competition in connection with the operation of its business. In connection with lending operations, the Company competes with other pawnshops (owned by individuals and by large operators) and certain financial institutions, such as consumer finance companies, which generally lend on an unsecured as well as on a secured basis. The Company's competitors in connection with its retail sales include numerous retail and discount stores. Many competitors have greater financial resources than the Company, including Cash America International, Inc. and EZCORP, Inc. These competitive conditions may adversely affect the Company's revenues, profitability and ability to expand.

GOVERNMENT REGULATION

     The Company's lending operations are subject to extensive regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. These statutes prescribe, among other things, service charges a pawnshop may charge for lending money and the rules of conduct that govern an entity's ability to maintain a pawnshop license. With respect to firearm and ammunition sales, a pawnshop must comply with the regulations promulgated by the United States Department of the Treasury-Bureau of Alcohol, Tobacco and Firearms. Governmental regulators have broad discretionary authority to refuse to grant a license or to suspend or revoke any or all existing licenses of licensees under common control if it is determined that any such licensee has violated any law or regulation or that the management of any such licensee is not suitable to operate pawnshops. In addition, there can be no assurance that additional state or federal statutes or regulations will not be enacted at some future date which could inhibit the ability of the Company to expand, significantly decrease the service charges it can charge for lending money, or prohibit or more stringently regulate the sale of certain goods, such as firearms, any of which could significantly adversely affect the Company's prospects. The Company's ability to open new stores in other states could be affected by the enactment of state or local legislation, similar to current Texas legislation, which requires a finding of public need and probable profitability by the Texas Consumer Credit Commissioner as a condition to the issuance or activation of any new pawnshop license in Texas counties having a population of more than 250,000. In addition, the present statutory and regulatory environment of some states renders expansion into those states impractical. For instance, certain states require public sale of forfeited collateral or do not permit service charges sufficient to make pawnshop operations profitable.

DEPENDENCE ON KEY MANAGEMENT

     The Company relies on the business and technical expertise of its executive officers and certain other key employees, particularly its Chief Executive Officer, Carson Thompson and its Chief Operating Officer, Robert Bourland. The loss of the services of any of these individuals could have a material adverse effect on the Company. No assurance can be given that their services will be available in the future. The Company's success will also be dependent on its ability to attract and retain additional qualified management personnel. See "Management."

RISKS RELATED TO FIREARM SALES

     The Company has not, and, at present, the Company does not intend to engage in the sale of handguns or assault rifles to the public. The Company does wholesale handguns and assault rifles to licensed firearm dealers. The Company has engaged in the sale of sporting rifles to the public leaving it open to the risk of lawsuits from persons who may claim injury as a result of an improper sale. No such claims have been asserted against the Company as of the date hereof. The Company does maintain insurance covering potential risks related to the sale of firearms.

RISKS RELATED TO AUTOMOBILE TITLE LOANS

     Alabama and Georgia pawn regulations allow the Company to advance funds secured by automobile titles. Approximately 9% of the Company's total revenues for the six months ended July 27, 1997 were related to pawn service charges generated from such advances. The adoption of additional, or the revision of existing, laws and regulations impacting the Company's ability to advance funds against automobile titles could have a material adverse effect on the Company's business. In addition, the Company could be subject to consumer claims and litigation seeking damages based upon wrongful repossession of automobiles.

NO TRADEMARK PROTECTION

     The Company has not been issued any registered trademark for its "PAWNMART(TM)" or "PAWNLINK(TM)" trade names. No assurance can be given that the Company will be successful in obtaining any trademarks, or that the trademarks, if obtained, will afford the Company any competitive advantages.

SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF COMMON STOCK

     Sales of shares of Common Stock in the public market, including "restricted shares" first becoming eligible for resale following this Offering, could adversely affect prevailing market prices. As of the date of this Prospectus, there were outstanding on a pro forma basis 7,120,498 shares of Common Stock, all of which shares were "restricted securities" under applicable securities laws. Additional shares of Common Stock may become eligible for sale in the public market from time to time upon exercise of warrants and stock options. See "Description of Capital Stock -- Shares Eligible for Future Sale."

LIMITED UNDERWRITING EXPERIENCE

     ComVest Partners, Inc., the Underwriter, has participated in a limited number of public equity offerings as an underwriter. Prospective purchasers of the securities offered hereby should consider this limited experience in evaluating this Offering. See "Underwriting."

NO DIVIDENDS

     The Company has not paid any cash or other dividends on its Common Stock and does not expect to declare or pay any cash dividends in the foreseeable future. See "Dividend Policy."

LACK OF PRIOR MARKET; VOLATILITY OF SECURITIES PRICES

     There has been no prior market for any of the securities of the Company and there can be no assurance that an active trading market will develop after this Offering, or if developed, that a trading market will be sustained. The initial public offering price will be determined by negotiations between the Company and the Underwriter. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price for the Common Stock could be volatile and no assurances can be given that the market price of the Common Stock will not decline below the initial public offering price. In addition, factors such as market conditions in the pawnshop industry and general perceptions of emerging growth companies and rumors relating to the Company or its competitors may also have a significant impact on the market price of the Common Stock. Further, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many companies in an expansion stage. Price volatility has often been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of the Common Stock.

POSSIBLE DELISTING FROM THE AMERICAN STOCK EXCHANGE

     Although the Company's application for listing of the Common Stock on the American Stock Exchange has been approved subject to notice of issuance, there can be no assurance that an active trading market will develop or, if developed, that it will be maintained. In addition, there can be no assurance that the Company will in the future meet the maintenance criteria for continued quotation of the Common Stock on the American Stock Exchange. The maintenance criteria for the American Stock Exchange include, among other things, stockholders' equity of at least $2,000,000, a public float of at least 200,000 shares (exclusive of shares held by officers, directors, controlling stockholders and other restricted shares) together with a minimum of 300 public holders, and an aggregate market value of shares publicly held of $1,000,000. The American Stock Exchange may also delist the Company's Common Stock in the event the Common Stock sells for a substantial period of time for a low price per share. If the Company were removed from listing on the American Stock Exchange, trading, if any, in the Common Stock would thereafter have to be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, the NASD's OTC Electronic

Bulletin Board. As a result, an investor would find it more difficult to dispose of, and to obtain accurate quotations as to the value of, such securities.

CERTAIN ANTI-TAKEOVER EFFECTS

     Certain provisions of the Company's Restated Certificate of Incorporation and By-laws could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company. These provisions include: (i) a classified Board of Directors; (ii) a prohibition on stockholder action through written consents; (iii) a requirement that special meetings of stockholders be called only by the Board; (iv) advance notice requirements for stockholder proposals and nominations; (v) limitations requiring the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors to amend, alter or repeal the Company's Restated Certificate of Incorporation and By-laws; and (vi) the authority of the Board to issue preferred stock with such terms as the Board may determine without stockholder approval. The Company will also be afforded the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects. See "Description of Capital Stock."

DILUTION

     Purchasers of the Common Stock will experience immediate and substantial dilution of $3.59 (72%) per share between the pro forma net tangible book value per share of Common Stock after the Offering and the assumed initial public offering price of $5.00 per share. See "Dilution."

OUTSTANDING OPTIONS AND WARRANTS; RISK OF FURTHER DILUTION

     As of the date of this Prospectus, the Company has outstanding warrants to purchase a total of 323,677 shares of Common Stock at an exercise price of $4.80 per share and outstanding options to purchase a total of 468,200 shares of Common Stock at an exercise price of $2.50 per share. The price that the Company would receive for its Common Stock upon exercise of such options or warrants may be significantly less than the value of, or market price for, the Common Stock at the time such options or warrants are exercised. To the extent that any such options or warrants are exercised, the interests of the Company's stockholders may be diluted proportionately.

LIMITATIONS ON DIRECTOR LIABILITY

     The Company's Restated Certificate of Incorporation provides, as permitted by the Delaware General Corporation Law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. In addition, the Company's Restated Certificate of Incorporation and By-laws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. In addition, the Company has entered into indemnification agreements pursuant to which the Company is obligated to advance litigation costs and indemnify its directors and officers to the fullest extent permitted by Delaware law. See "Description of Capital Stock -- Limitations on Liability and Indemnification of Officers and Directors."

AUTHORIZATION OF PREFERRED STOCK

     The Company's Restated Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, under the Restated Certificate of Incorporation, the Board of Directors may, without stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. The issuance of any shares of preferred stock having rights superior to those of the Company's

Common Stock may result in a decrease of the value or market price of the Common Stock and could further be used by the Board as a device to prevent a change in control of the Company. Holders of the preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company are estimated to be approximately $8.65 million after deducting underwriting discounts and estimated offering expenses.

     The following table sets forth the anticipated uses of the net proceeds from this offering:

Capital expenditures for new store development...........  $6,450,000
Repayment of indebtedness(1).............................   2,142,000
Working capital and other general corporate purposes.....      58,000
                                                           ----------
          Total uses.....................................  $8,650,000
                                                           ==========

---------------

(1) Includes (i) $1,390,000 in 15% notes payable issued by the Company to various individuals to mature on March 31, 1998, (ii) $278,000 in 15% notes payable issued by the Company to various individuals to mature on March 31, 2000 and (iii) $474,000 in 15% notes payable issued by the Company to various individuals to mature on December 31, 2000, the proceeds of which were used to fund capital expenditures for the development of two additional stores.

     The exact allocation of the proceeds for such purposes and the timing of such expenditures may vary significantly depending upon numerous factors, including the number of stores to be developed by the Company. Pending the application of such proceeds, the Company intends to invest the net proceeds of this offering in short-term, investment-grade securities. The Company estimates that such proceeds will be sufficient to fund such expenditures and other cash requirements for at least the next 12 months. However, the time periods during which the proceeds will be invested in such securities may vary significantly depending upon a number of factors, and no assurances can be given in this regard. Although the Company has no present commitments, agreements or understandings with respect to any acquisitions, the Company may use a portion of the net proceeds to acquire additional stores or other pawnshop companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

     The Company has not paid any cash dividends since its inception and for the foreseeable future intends to follow a policy of retaining all of its earnings, if any, to finance the development and continued expansion of its business. There can be no assurance that dividends will ever be paid by the Company. Any future determination as to payment of dividends will depend upon the Company's financial condition, results of operations and such other factors as the Board of Directors deems relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company, (i) on an actual basis; (ii) on a pro forma basis after giving effect to the Preferred Stock Conversion, the Debenture Conversion and the Reverse Stock Split; and (iii) on an as adjusted basis to additionally reflect the issuance of 2,000,000 shares of Common Stock offered by the Company and the application of the estimated net proceeds therefrom. The following table should be read in conjunction with the respective consolidated financial statements and notes thereto of the Company included elsewhere in this Prospectus.

                                                                      AT JULY 27, 1997
                                                          -----------------------------------------
                                                          ACTUAL      PRO FORMA      AS ADJUSTED(1)
                                                          -------     ---------      --------------
                                                                    (IN THOUSANDS)
Long-term notes payable, net of current installments....  $10,272      $   752          $    --
Stockholders' equity (deficit):
  Common stock, $0.01 par value(2)......................       28           69               89
  Preferred stock, $0.01 par value(3)...................       35           --               --
  Additional paid-in capital............................    4,086       13,021           21,651
  Accumulated deficit...................................   (9,037)      (9,037)          (9,037)
  Less treasury stock...................................      (65)         (65)             (65)
                                                          -------      -------          -------
Total stockholders' equity (deficit)....................   (4,953)       3,988           12,638
                                                          -------      -------          -------
     Total capitalization...............................  $ 5,319      $ 4,740          $12,638
                                                          =======      =======          =======

---------------

(1) Does not include: (i) 323,677 shares of Common Stock which may be issued upon exercise of currently outstanding Common Stock purchase warrants issued to broker/dealers in connection with the private placement of the Company's securities; and (ii) 200,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants, and (iii) 468,200 shares of Common Stock which may be issued upon exercise of currently outstanding Common Stock options issued under the 1997 PawnMart, Inc. Employee Stock Option Plan.

(2) At July 27, 1997, 20,000,000 shares of Common Stock were authorized, 2,821,317 shares were issued and outstanding, 6,920,373 shares were issued and outstanding (pro forma); and 8,920,373 shares were issued and outstanding (pro forma as adjusted).

(3) At July 27, 1997, 10,000,000 shares of preferred stock were authorized, and 3,493,112 shares were issued and outstanding.

                                    DILUTION

     The pro forma net tangible book value of the Company at July 27, 1997 was $3,894,803, or $0.56 per share. "Pro forma net tangible book value per share" represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding on a pro forma basis. After giving effect to the sale by the Company of 2,000,000 shares of Common Stock (based upon an assumed public offering price of $5.00 per share and after deduction of offering expenses and the Underwriter's discount), the pro forma net tangible book value of the Company at July 27, 1997 would have been $12,544,803, or $1.41 per share, representing an immediate increase in net tangible book value of $.85 per share to existing stockholders and an immediate dilution of $3.59 per share to the persons purchasing shares at the initial public offering price ("New Investors"). The following table illustrates the per share dilution in net tangible book value per share to New Investors.

Assumed initial public offering price per share.............           $5.00
Pro forma net tangible book value per share.................  $0.56
Increase per share attributable to New Investors............  $0.85
Pro forma net tangible book value after the Offering........            1.41
                                                                       -----
Dilution of net tangible book value to New Investors........           $3.59
                                                                       =====

     The following table summarizes at October 20, 1997 the difference between existing stockholders and New Investors with respect to the number of shares purchased from the Company, the total consideration paid to the Company and the average price paid per share (for New Investors, at the assumed initial public offering price):

                                     SHARES PURCHASED      TOTAL CONSIDERATION
                                    -------------------   ---------------------   AVERAGE PRICE
                                     NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                    ---------   -------   -----------   -------   -------------
Existing Stockholders.............  7,120,498     78.1%   $13,561,671     57.6%       $1.90
New Investors.....................  2,000,000     22.9%    10,000,000     42.4%       $5.00
                                    ---------    -----    -----------    -----
          Total...................  9,120,498    100.0%   $23,561,671   100.0%
                                    =========    =====    ===========    =====

     The computations in both of the foregoing tables assume no exercise of outstanding employee stock options and warrants or of the Underwriter's over-allotment option. See "Underwriting." As of October 20, 1997, options to purchase 468,200 shares of Common Stock at an exercise price of $2.50 per share were outstanding. See "Management -- Employee Stock Option Plan." In addition, warrants to purchase 323,677 shares of Common Stock at an exercise price of $4.80 per share had been granted.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth, for the periods and at the dates indicated, selected historical financial data of the Company. The selected consolidated historical financial data has been derived from the audited and unaudited historical consolidated financial statements of the Company and should be read in conjunction with such financial statements and the notes thereto included elsewhere in this Prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                YEAR ENDED                 SIX MONTHS ENDED
                                        --------------------------    --------------------------
                                        JANUARY 28,    JANUARY 26,     JULY 28,       JULY 27,
                                           1996           1996           1996           1997
                                        -----------    -----------    -----------    -----------
SELECTED STATEMENTS OF OPERATIONS
  DATA:
REVENUES:
Pawn service charges.................   $ 1,337,618    $ 2,291,104    $   984,927    $ 1,380,096
Merchandise sales....................     3,051,678      5,522,731      2,449,530      3,104,876
Other income.........................        34,206         89,567          1,071         29,154
                                        -----------    -----------    -----------    -----------
Total revenue........................     4,423,502      7,903,402      3,435,528      4,514,126
Less cost of sales...................    (1,941,489)    (3,527,670)    (1,540,326)    (2,088,683)
                                        -----------    -----------    -----------    -----------
Gross profit.........................     2,482,013      4,375,732      1,895,202      2,425,443
EXPENSES:
Operating expenses...................     2,625,716      3,863,843      1,629,444      1,786,962
Interest.............................       720,301      1,360,511        598,355        869,787
Depreciation and amortization........       375,023        495,125        255,883        255,465
Administrative.......................     1,588,600      1,712,568        959,578      1,012,339
                                        -----------    -----------    -----------    -----------
Total expenses.......................     5,309,640      7,432,047      3,443,260      3,924,553
                                        -----------    -----------    -----------    -----------
Net loss.............................   $(2,827,627)   $(3,056,315)   $(1,548,058)   $(1,499,110)
                                        ===========    ===========    ===========    ===========
Pro forma loss per common share(4)...   $     (0.42)   $     (0.28)   $     (0.15)   $     (0.10)
                                        ===========    ===========    ===========    ===========
Common and common equivalent shares
  outstanding(4).....................     6,141,658      7,485,484      7,388,360      7,742,980

                                                                     AT JULY 27, 1997
                                                        -------------------------------------------
                                                          ACTUAL      PRO FORMA(2)   AS ADJUSTED(3)
                                                        -----------   ------------   --------------
SELECTED BALANCE SHEET DATA:
Loans.................................................  $ 2,365,740    $2,365,740     $ 2,365,740
Inventories, net......................................    2,117,289     2,117,289       2,117,289
Working capital.......................................    3,506,775     3,506,775      11,404,775
Total assets..........................................    7,262,367     6,683,288      15,333,288
Stockholders' equity (deficit)(1).....................   (4,953,328)    3,987,593      12,637,593
OTHER DATA:
Stores owned..........................................           19
Average age of stores.................................   2.25 years

---------------

(1) See "Capitalization."

(2) Gives effect to the Preferred Stock Conversion and the Debenture Conversion.

(3) Pro forma as adjusted to give effect to (i) the sale of 2,000,000 shares of Common Stock by the Company, (ii) the application of the net proceeds therefrom of approximately $8.65 million and (iii) the retirement of $2,142,000 in debt of which $1,390,000 was current at July 27, 1997. See "Use of Proceeds" and "Capitalization."

(4) Pro forma loss per common share is determined based on the weighted average number of common and common equivalent shares outstanding during each period giving effect to the Reverse Stock Split, the Preferred Stock Conversion, the Debenture Conversion and the exercise or conversion of outstanding options and warrants. See the consolidated financial statements and the notes thereto of the Company included elsewhere in the Prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Since its inception in January 1994, the Company's store growth has been funded primarily through debt and equity issuances. Additionally, the Company has invested in the management and financial controls necessary to support rapid growth. This growth strategy and the investment in management and financial controls have substantially increased interest expense and general and administrative expenses as a percentage of total revenue. Other factors which have impacted or are expected to impact the Company's results of operations and cash flows include the maturation of newly established stores and the initial capital expenditures and costs associated with new stores. Management of the Company believes that material fluctuations in the results of operations from lending activities and product sales due to seasonality will not occur.

  Maturation of Newly Established Stores

     During the fiscal years ended January 29, 1995, January 28, 1996 and January 26, 1997, the Company opened seven, ten and two stores, respectively. The Company's newer stores typically experience lower profitability and operating cash flows than its more mature stores. The Company's newly established stores experience substantially higher levels of profitability after reaching two years of age. Historical operating results from the Company's stores which had been open at least three years as of July 27, 1997 (three stores) indicate average gross profit during the first three years of operations of approximately $214,000, $326,000, and $349,000, respectively, and average store contribution (defined as total store revenues less direct operating expenses, which exclude general and administrative expenses, interest expense, and depreciation and amortization expense) during the first three years of operations of approximately $22,000, $121,000, and $145,000, respectively. As of July 27, 1997, eight of the Company's 19 stores were under two years of age. These stores are expected to have a favorable impact on profitability if they achieve the substantially increased lending and retail volumes experienced by the Company in its other stores. There can be no assurance that future average gross profit and store contribution associated with newly established stores will not vary from historical amounts.

     The Company's historical operating results have also indicated improvements in same store (stores open 12 months or more) total revenues and store contribution. The Company experienced increases in total revenues and total store contribution of 23% and 44%, respectively, during the fiscal year ended January 26, 1997 based on a same store comparison of stores which have been open for at least two years (seven stores). There can be no assurance that future same store total revenues and total store contribution will not vary from historical amounts.

  Initial Capital Expenditures and Costs

     A key element of the Company's strategy has been to establish (rather than acquire) PAWNMART(TM) stores meeting the Company's required store size, configuration, and site selection requirements, in regional and local markets. Management believes that such anticipated expansion will continue to provide economies of scale in supervision, purchasing supplies and inventory, administration and marketing by decreasing the overall average cost of such functions per unit owned.

     After a suitable location has been found and a lease and license are obtained, the new location can be ready for business within four to six weeks, with completion of counters, vaults and security system and transfer of merchandise from existing stores, and external purchases of pre-owned merchandise. The Company projects the following initial capital expenditures and costs associated with opening a new PAWNMART(TM) store:

Leasehold improvement.....................................  $ 35,000
Fixtures & equipment......................................    45,000
Pre-opening expenses......................................     7,000
Advertising...............................................    15,000
Initial inventory.........................................   120,000
                                                            --------
          Total initial opening capital expenditures and
            costs.........................................  $222,000
                                                            ========

     In addition, the Company projects incurring aggregate start-up losses of approximately $13,000 during the first four months of new store operations. Because of these start-up losses and expenditures necessary to support its anticipated growth, the Company may incur losses during its high-growth phase. See "Risk Factors -- Lack of Profitability, Potential Losses." There can be no assurance that future initial capital expenditures and costs and start-up losses with new store operations will not vary from historical amounts.

     The Company does not capitalize start-up losses and does not recognize pawn service charges on defaulted loans.

     Presented below is selected consolidated historical data for the Company for the fiscal years ended January 28, 1996 and January 26, 1997, and the six months ended July 28, 1996 and July 27, 1997. The following table sets forth certain consolidated financial data expressed as a percentage of total revenue for the periods indicated and should be read in conjunction with "Risk Factors" and the consolidated financial statements and notes thereto of the Company included elsewhere in the Prospectus.

                                                     YEAR ENDED              SIX MONTHS ENDED
                                             --------------------------    --------------------
                                             JANUARY 28,    JANUARY 26,    JULY 28,    JULY 27,
                                                1996           1997          1996        1997
                                             -----------    -----------    --------    --------
Pawn service charges......................       30.2%          29.0%        28.7%       30.6%
Merchandise sales.........................       69.0           69.9         71.3        68.8
Other income..............................        0.8            1.1          0.0         0.6
                                                -----          -----        -----       -----
Total revenue.............................      100.0          100.0        100.0       100.0
Cost of sales.............................       43.9           44.6         44.8        46.3
                                                -----          -----        -----       -----
Gross profit..............................       56.1           55.4         55.2        53.7
Operating expenses........................       59.3           48.9         47.5        39.6
                                                -----          -----        -----       -----
Store contribution........................       (3.2)           6.5          7.7        14.1
Administrative expenses...................       35.9           21.7         27.9        22.4
Interest..................................       16.3           17.2         17.4        19.3
Depreciation and amortization.............        8.5            6.3          7.5         5.6
                                                -----          -----        -----       -----
Net loss..................................      (63.9)%        (38.7)%      (45.1)%     (33.2)%
                                                =====          =====        =====       =====

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JULY 27, 1997 COMPARED TO SIX MONTHS ENDED JULY 28, 1996

     Total revenues increased 31% to $4,514,126 for the six months ended July 27, 1997 (the "Six Month 1997 Period") as compared to $3,435,528 for the six months ended July 28, 1996 (the "Six Month 1996 Period"). $768,875 of this increase was due to a 23% increase in comparative store revenue for stores opened 12 months or more ("Comparative Stores") and $309,723 from two stores opened after Fiscal 1995 (as defined below). Comparative store revenue gains were primarily attributable to store maturation, increased store traffic and special promotions. The overall increase is primarily attributable to a 27% increase in product sales and a 40% increase in pawn service charges.

     Product sales increased to $3,104,876 for the Six Month 1997 Period from $2,449,530 for the Six Month 1996 Period. $447,626 of this increase was due to a 19% increase in comparative store sales gains for Comparative Stores and $207,720 from two stores opened after Fiscal 1995.

     Pawn service charges increased to $1,380,096 in the Six Month 1997 Period from $984,927 in the Six Month 1996 Period primarily due to pawn loans increasing 18% from $1,997,809 at July 28, 1996 to $2,365,740 at July, 27 1997.
$279,034 of this increase was due to a 29% increase in comparative store pawn service charge gains for Comparative Stores and $116,135 from two stores opened after Fiscal 1995. The Company expects that, during the first four years of operation, a store should experience significant increases in loan activity resulting in a higher percentage of loans being renewed, causing pawn service charges to increase as a percentage of loans outstanding.

     As a percentage of total revenues, merchandise sales declined from 71% to 69% and pawn service charges increased from 29% to 31%, respectively, during the Six Month 1997 Period as compared to the Six Month 1996 Period. These changes reflect the continued growth in pawn loan balances resulting in a corresponding higher amount of pawn service charges.

     Operating expenses increased to $1,786,962 in the Six Month 1997 Period from $1,629,444 in the Six Month 1996 Period primarily due to the addition of two new stores after Fiscal 1995. Operating expenses as a percent of total revenues decreased to 40% in the Six Month 1997 Period from 48% in the Six Month 1996 Period primarily resulting from the large increases in comparable store sales and pawn service charges discussed above.

     Interest expense increased to $869,787 in the Six Month 1997 Period from $598,355 in the Six Month 1996 Period primarily due to increases in the outstanding balances of the Company's 14% Convertible Subordinated Debentures Due June 30, 1999, June 30, 2000 and January 31, 2001.

     Administrative expenses increased to $1,012,339 in the Six Month 1997 Period from $959,578 in the Six Month 1996 Period primarily due to increased salaries associated with the hiring of additional executive management and increased expenses associated with development of marketing strategies. However, administrative expenses decreased to 22% of total revenues in the Six Month 1997 Period compared to 28% in the Six Month 1996 Period primarily resulting from the large increases in comparable store sales and pawn service charges discussed above.

     Store contribution margin increased 140% to $638,481 in the Six Month 1997 Period compared to $265,758 for the Six Month 1996 Period primarily due to increases in same store product sales and pawn service charges which were not offset by corresponding increases in operating expenses.

  YEAR ENDED JANUARY 26, 1997 COMPARED TO YEAR ENDED JANUARY 28, 1996

     Total revenues increased 79% to $7,903,402 during the fiscal year ended January 26, 1997 ("Fiscal 1996") as compared to $4,423,502 during the fiscal year ended January 28, 1996 ("Fiscal 1995"). $744,620 of this increase was due to a 23% increase in comparative store revenue for Comparative Stores and $2,735,280 from 12 stores opened after the fiscal year ended January 29, 1995 ("Fiscal 1994"). Comparative store product revenue gains were primarily attributable to store maturation, increased store traffic and special promotions. The overall increase is primarily attributable to a 81% increase in product sales and a 71% increase in pawn service charges.

     Product sales increased to $5,522,731 during Fiscal 1996 from $3,051,678 during Fiscal 1995. $510,841 of this increase was due to a 24% increase in comparative store sales gains for Comparative Stores and $1,960,212 from 12 stores opened after Fiscal 1994.

     Pawn service charges increased to $2,291,104 during Fiscal 1996 from $1,337,618 during Fiscal 1995 primarily due to pawn loans increasing 54% from $1,446,503 at January 28, 1996 to $2,227,565 at January 26, 1997. $206,995 of
this increase was due to a 19% increase in comparative store pawn service charge gains for Comparative Stores and $746,491 from 12 stores opened after Fiscal 1994. The Company expects that, during the first four years of operation, a store should experience significant increases in loan activity resulting in a higher percentage of loans being renewed causing pawn service charges to increase as a percentage of loans outstanding.

     Operating expenses increased to $3,863,843 during Fiscal 1996 from $2,625,716 during Fiscal 1995 primarily due to the addition of ten new stores during Fiscal 1995 and two new stores during Fiscal 1996. Operating expenses as a percent of total revenues decreased to 49% during Fiscal 1996 from 59% during Fiscal 1995 primarily resulting from the large increases in comparable store sales and pawn service charges discussed above.

     Interest expense increased to $1,360,511 during Fiscal 1996 from $720,301 during Fiscal 1995 primarily due to increases in the outstanding balances of the Company's 14% Convertible Subordinated Debentures Due June 30, 1999, June 30, 2000 and January 31, 2001.

     Administrative expenses increased to $1,712,568 during Fiscal 1996 from $1,588,600 during Fiscal 1995 primarily due to increased costs associated with stock issuances, increased salaries, and other miscellaneous items. However, administrative expenses decreased to 22% of total revenues during Fiscal 1996 compared to 36% during Fiscal 1995 primarily resulting from the large increases in comparable store sales and pawn service charges discussed above.

     Store contribution margin increased to $511,889 during Fiscal 1996 compared to a deficit of $143,703 during Fiscal 1995 primarily due to improvement in store contribution from the maturation of stores opened prior to January 28, 1996 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview") and only two stores being opened during Fiscal 1996 lowering the amount of start-up losses.

     At January 26, 1997, the Company has accumulated net operating loss carry forwards for tax purposes of approximately $7,500,000 which are available to offset future federal taxable income, if any, through 2012.

LIQUIDITY AND CAPITAL RESOURCES

     The profitability and liquidity of the Company are affected by the amount of loans outstanding, which is controlled in part by the Company's loan decisions. The Company is able to influence the frequency of forfeiture of collateral by increasing or decreasing the amount loaned in relation to the sale value of the pledged property. Tighter credit decisions generally result in smaller loans in relation to the estimated sale value to the pledged property and can thereby decrease the Company's aggregate loan balance and, consequently, decrease pawn service charges. Additionally, small loans in relation to the pledged property's estimated sale value tend to increase loan redemptions and improve the Company's liquidity. Conversely, providing larger loans in relation to the estimated sale value of the pledged property can result in an increase in the Company's pawn service charge income. Also larger average loan balances can result in an increase in loan forfeitures, which increases the quantity of goods on hand and, unless the Company increases inventory turnover, reduces the Company's liquidity. In addition to these factors, liquidity is also affected by product sales and the pace of store expansions.

     At January 26, 1997 and July 27, 1997, the Company operated nineteen stores. The Company funded these operations from proceeds attributable to debt and equity issuances. At July 27, 1997, the Company's primary sources of liquidity were $661,602 in cash and cash equivalents, $244,144 in pawn service charges receivable, $2,365,740 in loans, and $2,117,289 in inventories. The Company had a current ratio of approximately 1.9 to 1.0 and 2.8 to 1.0 at January 26, 1997 and July 27, 1997, respectively. Net cash used in operating activities was $2,356,914 in Fiscal 1996, $3,354,770 in Fiscal 1995, $2,066,239
in the Six Month 1997 Period and $1,416,800 in the Six Month 1996 Period.

     Since its inception in January 1994, the Company has invested in the management and financial controls expected to be necessary to support rapid growth. This investment substantially increased general and administrative expenses as a percentage of total revenue. The Company anticipates incurring aggregate start-up losses of approximately $13,000 per store during the first four months of the new store's operation. Because of these start-up losses and the Company's aggressive expansion plans, the Company may incur losses during its high-growth phase. See "Risk Factors -- Lack of Profitability, Potential Losses."

     The Company's newly established stores generate substantially higher levels of profitability after reaching two years of age. As of July 27, 1997 eight of the Company's nineteen stores were under two years of age. Presently, each of the Company's nineteen stores are experiencing positive store contribution margins. The Company believes that its store expansion program will be funded by cash flow from operations from its established stores and the proceeds from the Offering. In addition to the expansion capital expected to be available from the proceeds of the Offering, the Company has had discussions with several commercial banks with regard to a credit facility which would be provided to the Company upon completion of the Offering. No assurance can be made that the Company will obtain long or short-term financing to realize certain business opportunities. In the event the Company does not obtain the credit facility, the Company will modify or reduce its expansion schedule. While management does not expect that the failure to obtain the credit facility would adversely affect the Company's cash flows, there can be no assurance that cash flow would not be affected.

     Management expects that the proceeds generated from the Offering will be sufficient to support the ongoing expansion activities of the business for approximately 12 to 18 months, although there can be no assurance that such proceeds will be adequate to support the Company's aggressive expansion schedule during such period.

     The Company expects to fund ongoing expansion after January 1999 with proceeds from this Offering, income from current operations, commercial bank debt and possible future equity offerings.

                                    BUSINESS
INDUSTRY

     The pawnshop industry is a multi-billion dollar, rapidly growing industry with an increasing number of states adopting favorable pawnshop regulations. The industry is highly fragmented, with approximately 95% of the approximately 13,000 stores in the United States owned by "mom and pop" operators and less than 700 owned by public companies. The Company believes that pawnshops generally perform well during recessions and all other economic cycles.

     Pawnshops provide short-term secured loans. Most pawn loans are for less than $500. Industry sources believe that banks could not recover the administrative costs of these small loans without substantial increases in rates and charges. In addition, many pawn loans are to people who would not qualify as "credit worthy" at a bank. An estimated 20-40 million people occasionally have short-term needs, such as for utility bills and medical expenses. For these people, pawnshops supply cash conveniently and quickly.

     Based on its research, the Company has observed somewhat different demographics for its customers from those generally published for the pawnshop industry in general. Many of the Company's customers are "credit worthy" and have bank credit cards. Many are women. The Company's stores also provide a retail outlet for its value-conscious customers.

THE COMPANY

     The Company is a financial services and specialty retail enterprise principally engaged in establishing and operating stores which advance money secured by the pledge of tangible personal property and sell quality merchandise to the value-conscious consumer. The Company advances money to individuals based primarily upon the estimated resale value of pledged personal property such as jewelry, consumer electronics, tools, musical instruments, firearms, automobiles and other miscellaneous items. To compensate it for the use of the funds advanced, the Company contracts for a pawn service charge. In the event that the customer does not redeem the pledged property, it becomes inventory available for sale by the Company to its retail customers. Currently, the Company owns and operates 19 stores, of which 11 are located in Georgia, five in Alabama, two in North Carolina and one in Texas.

     The Company was incorporated under the laws of the State of Delaware on January 13, 1994 and began operations under the name "Pawnco, Inc." On June 14, 1994, the Company changed its name to PCI Capital Corporation and conducted business under the trade name "PAWNMART(TM)." On October 21, 1997, the Company changed its name to "PawnMart, Inc." The Company's principal office is located at 301 Commerce Street, Suite 3600, Fort Worth, Texas 76102 and its telephone number is (817) 335-7296.

GROWTH STRATEGY

     The pawnshop industry is a multi-billion dollar, rapidly growing industry and is highly fragmented. Of the approximately 13,000 pawnshops in the United States, the industry's four public companies collectively own approximately five percent. The Company's strategic objective is to capitalize upon growth opportunities afforded by this highly fragmented industry through a roll-out of its stores. To achieve its strategic objective, the Company has adopted the following strategy:

     - OPERATIONAL EXCELLENCE. The Company believes that its success will be substantially dependent on its ability to achieve excellence in operating its stores. In this regard, the Company intends to capitalize upon the operational expertise of its experienced specialty retail management team and board of directors, employ specialty retailers as store management personnel and utilize extensive training programs for employees and extensive operating controls.

     - STRATEGIC MARKET POSITIONING. The Company seeks to establish attractive stores that are clean, well-lit and conveniently located, with merchandise displayed in an organized and easy-to-shop manner, similar to national discount stores. The Company's store design and layout specifically target both its borrowing and retail customers.

     - ESTABLISH -- RATHER THAN ACQUIRE -- PAWNMART(TM) STORES THAT MEET SITE SELECTION, STORE SIZE AND CONFIGURATION REQUIREMENTS IN SELECTED
       MARKETS. The Company believes that by opening new stores -- rather than acquiring smaller "mom and pop" stores -- it will enjoy substantial long-term strategic benefits. First, the Company believes that ideal site selection is one of the most critical factors in creating a successful PAWNMART(TM) store. In this regard, the Company has developed extensive customer demographics that identify both its borrowing and retail customers. The Company believes that most existing pawnshops are situated in less than ideal locations. The Company, therefore, believes that by opening new stores only in locations meeting its demographic and site selection requirements, it will be well situated to compete effectively in the highly fragmented pawnshop industry. Second, the Company believes that the "look and feel" of its stores is an important factor in establishing a successful specialty retail store and that most existing pawnshops do not meet, and cannot cost-effectively be modified to meet, the Company's store size and configuration requirements. By opening new stores only in accordance with its specifications, the Company can ensure that each PAWNMART(TM) has a similar "look and feel."

     - LEVERAGE THE COMPANY'S TARGETED DATABASE MARKETING SEGMENTATION
       SYSTEM. The Company has developed a targeted database marketing segmentation system that identifies the customers for both pawn and product sales from proprietary data collected at the store level. Given this customer information, the Company has developed a marketing strategy that seeks to leverage its understanding of customer demographics, motivations and purchasing behavior. This demographic data will be utilized for customer acquisition, retention, promotion and store site selection.

     - CONTINUED UTILIZATION OF INFORMATION TECHNOLOGY. The Company has developed PAWNLINK(TM), a proprietary software system, which is connected to a "wide area network" that allows for real-time point of sale connectivity. PAWNLINK(TM) is a user friendly, menu driven software package that operates in a Windows 95(TM) environment. PAWNLINK(TM) interfaces with the Company's centralized database, assists in determining the maximum amount of funds to advance on any particular pawn item, and provides in-store assistance with operational and sales management, inventory control and accounting.

     - RAPID EXPANSION IN METROPOLITAN AREAS IN STATES WITH FAVORABLE PAWN REGULATION. The Company's roll-out strategy is to generate operating efficiencies by first expanding in the metropolitan areas of Atlanta, Georgia, Mobile, Alabama and Charlotte, North Carolina, and thereafter, in metropolitan areas in states with favorable pawn regulation.

     - FRANCHISE OPERATIONS IN SMALLER MARKETS. The Company intends to sell PAWNMART(TM) franchises in secondary markets. The Company's franchise strategy is designed to allow future franchisees to benefit from the Company's targeted database marketing segmentation system, PAWNLINK(TM) computer software and information system, as well as the Company's standardized operating procedures.

LENDING OPERATIONS

     The Company is a financial services and specialty retail enterprise principally engaged in establishing and operating stores which advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to the value-conscious consumer. The pledged tangible personal property is intended to provide security to the Company for the repayment of the amount advanced plus accrued pawn service charges. Pawn loans are made without personal liability to the borrower. Because the loan is made without the borrower's personal liability, the Company does not investigate the creditworthiness of the borrower, but relies on the pledged personal property, and the possibility of its forfeiture, as a basis for its lending decision. PAWNLINK(TM) interfaces with the Company's centralized database, and assists in determining the maximum amount of funds to advance on any particular pawn item. The Company contracts for a pawn service charge as compensation for the use of the funds advanced. Pawn service charges contributed 30.2% and 29.0% of the Company's total revenues during the fiscal years ended January 28,1996 and January 26, 1997, respectively.

     The pledged property is held through the term of the transaction, which generally is one month with an automatic sixty-day redemption period, except for automobile title loans, where a shorter redemption period applies under state regulations. The term of the transaction may continue if the loan is extended prior to the end of the redemption period. Extensions are for one month with an additional redemption period. Most of the Company's loans are repaid in full with accrued service charges or extended through payment of accrued service charges. In the event the pledgor does not repay or extend the loan by the end of the redemption period, the unredeemed collateral is forfeited to the Company and becomes merchandise available for sale.

     The recovery of the amount advanced, as well as realization of a profit on sale of merchandise, is dependent on the Company's initial assessment of the property's estimated resale value. Improper assessment of the resale value of the collateral in the lending function can result in reduced marketability of the property and resale of the merchandise for an amount less than the amount advanced. However, historically, the Company has experienced profits from the sale of such merchandise. For example, unexpected technological changes could adversely impact the value of consumer electronic products and declines in gold and silver prices could reduce the resale value of jewelry items acquired in pawn transactions and could adversely affect the Company's ability to recover the carrying cost of the acquired collateral.

RETAIL SALES OPERATIONS

     The Company retails pre-owned products acquired either when a loan is not repaid or from individual customers or other sources. For the year ended January 26, 1997, $3,847,227 of products were added to inventory, of which $3,155,129 was from loans not repaid and $692,098 was otherwise purchased.

     The Company provides its customers with a 30-day guarantee on pre-owned products, providing the customer with an exchange or cash refund. The Company believes that most pawnshops do not offer this type of guarantee. The Company provides a layaway plan whereby the customer agrees to purchase an item by making an initial cash deposit representing a portion of the sales price and making additional, non-interest bearing payments of the balance of the sales price in accordance with a specified schedule. The Company then holds the item until the sales price is paid in full. Should the customer fail to make a required payment, the item becomes inventory available for sale.

PROPERTIES

     The following table sets forth, as of July 27, 1997, the geographic markets served by the Company and the number of stores in each market.

                                                              NUMBER
                                                             OF STORES
                                                             ---------
GEORGIA:
  Atlanta Metropolitan Area................................      9
  Rome.....................................................      1
  Calhoun..................................................      1
                                                                --
          Total Georgia....................................     11
ALABAMA:
  Mobile...................................................      4
  Dothan...................................................      1
                                                                --
          Total Alabama....................................      5
NORTH CAROLINA:
  Charlotte................................................      2
                                                                --
          Total North Carolina.............................      2
TEXAS:
  Weatherford..............................................      1
                                                                --
          Total Texas......................................      1
                                                                --
          TOTAL............................................     19
                                                                ==

     The Company considers its equipment, furniture and fixtures and leased buildings to be in good condition. The Company's leases typically require the Company to pay all maintenance costs, insurance costs and property taxes.

OPERATIONS

     Retail Store Management. Each location has a store manager who typically supervises its personnel and assures that it is managed in accordance with Company guidelines and established policies and procedures. Each store manager reports to a District Manager who will typically supervise up to seven stores. As of the date of this Prospectus, the Company has established three operating districts, each of which is managed by a District Manager.

     Trade Name. The Company operates its stores under the trade name "PAWNMART(TM)." The Company has filed applications to register the "PAWNMART(TM)" marks and descriptive logos and phrases with the United States Patent and Trademark Office.

     Personnel. The Company employed approximately 110 employees as of October 1, 1997. Of the total employees, 12 were in executive, administrative, clerical and accounting functions. The Company has an established training program that provides a combination of classroom instruction and on-the-job loan and specialty retail training.

COMPETITION

     The Company encounters significant competition in connection with the operation of its business. In connection with lending operations, the Company competes with other pawnshops (owned by individuals and by large operators) and certain financial institutions, such as consumer finance companies, which generally lend on an unsecured as well as on a secured basis. The Company's competitors in connection with its retail sales include numerous retail and discount stores. Many competitors have greater financial resources than the Company, including Cash America International, Inc. and EZCORP, Inc. These competitive conditions may adversely affect the Company's revenues, profitability and ability to expand.

REGULATION

     The Company's store operations are subject to extensive regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations in the four states in which it operates. See "Business -- Properties." Set forth below is a summary of the state pawnshop regulations in those states of the Company's present operating locations.

     Georgia Pawnshop Regulations. Georgia state law requires pawnbrokers to maintain detailed permanent records concerning pawn transactions and to keep them available for inspection by duly authorized law enforcement authorities. The Georgia statute prohibits pawnbrokers from failing to make entries of material matters in their permanent records; making false entries in their records; falsifying, obliterating, destroying, or removing permanent records from their places of business; refusing to allow duly authorized law enforcement officers to inspect their records; failing to maintain records of each pawn transaction for at least four years; accepting a pledge or purchase from a person under the age of eighteen or who the pawnbroker knows is not the true owner of the property; making any agreement requiring the personal liability of the pledgor or seller or waiving any of the provisions of the Georgia statute; or failing to return or replace pledged goods upon payment of the full amount due (unless the pledged goods have been taken into custody by a court or a law enforcement officer). In the event pledged goods are lost or damaged while in the possession of the pawnbroker, the pawnbroker must replace the lost or damaged goods with like kinds of merchandise. Under Georgia law, total interest and service charges may not, during each thirty-day period of the loan, exceed 25% of the principal amount advanced in the pawn transaction (except that after ninety days from the original date of the loan, the maximum rate declines to 12.5% for each subsequent thirty-day period). The statute provides that municipal authorities may license pawnbrokers, define their powers and privileges by ordinance, impose taxes upon them, revoke their licenses, and exercise such general supervision as will ensure fair dealing between the pawnbroker and his customers.

     Alabama Pawnshop Regulations. The Alabama Pawnshop Act regulates the licensing, operation and reporting requirements of pawnshops in that state. The general fitness of pawnshop applicants is investigated by the Supervisor of the Bureau of Loans of the State Department of Banking ("the Supervisor"). The Supervisor also issues pawnshop licenses. The Alabama Pawnshop Act requires that certain bookkeeping records be maintained and made available to the Supervisor and to local law enforcement authorities and that motor vehicles are retained on the premises for at least 21 days prior to sale by the pawnshop. The Alabama Pawnshop Act establishes a maximum allowable pawn service charge of 300% annually.

     North Carolina Pawnshop Regulations. In North Carolina, the Pawnbrokers Modernization Act of 1989 regulates the licensing, reporting and financial responsibility of pawnbrokers. Appropriate city and county governments must be petitioned in order to acquire a license. Once licensed, a pawnbroker must keep consecutively numbered records of each and every pawn transaction. No pawnbroker may receive an effective rate of interest in excess of 2% per month, except that the pawnbroker may charge additional fees up to 20% per month for services such as title investigation, insurance, reporting fees, etc., so long as certain total dollar limits are not exceeded. Mobile homes, recreational vehicles, or motor vehicles other than a motorcycle may not be pledged.

     Texas Pawnshop Regulations. Pursuant to the terms of the Texas Pawnshop Act, the Texas Consumer Credit Commissioner has primary responsibility for the regulation of pawnshops and enforcement of laws relating to pawnshops in Texas. The Company is required to furnish the Texas Consumer Credit Commissioner with copies of information, documents and reports which are required to be filed by it with the Securities and Exchange Commission.

     The Texas Pawnshop Act prescribes the stratified loan amounts and the maximum allowable rates of service charge that pawnbrokers in Texas may charge for the lending of money within each stratified range of loan amounts ranging from one percent per month to 20% per month.

     As part of the license application process, any existing pawnshop licensee who would be affected by the granting of the proposed application may request a public hearing at which to appear and present evidence for or against the application. For an application for a new license in a county with a population of 250,000 or more, the Consumer Credit Commissioner must find not only that the applicant meets the other requirements for a license, but also that (i) there is a public need for the proposed pawnshop and (ii) the volume of business in the community in which the pawnshop will conduct business indicates a profitable operation is probable.

     Other Regulatory Matters, Etc. With respect to firearm sales, each of the stores must comply with the Brady Handgun Violence Prevention Act (the "Brady Act"), which took effect on February 28, 1994. The Brady Act imposes a waiting period/background check in connection with the disposition of handguns by federally licensed firearms dealers. In addition, the Company must continue to comply with the longstanding regulations promulgated by the Department of the Treasury, Bureau of Alcohol, Tobacco and Firearms, which require each store dealing in guns to maintain a permanent written record of all receipts and dispositions of firearms.

     In addition to the state statutes and regulations described above, many of the Company's stores are subject to municipal ordinances, which may require, for example, local licenses or permits and specified record-keeping procedures, among other things. Each of the Company's stores, voluntarily or pursuant to municipal ordinance, provides to the police department having jurisdiction copies of all daily transactions involving pawn loans and over-the-counter purchases. These daily transaction reports are designed to provide the local police with a detailed description of the goods involved including serial numbers, if any, and the name and address of the owner obtained from a valid identification card.

     A copy of the transaction ticket is provided to local law enforcement agencies for processing by the National Crime Investigative Computer to determine rightful ownership. Goods which are either purchased or held to secure pawn loans and which are determined to belong to an owner other than the borrower or seller are subject to recovery by the rightful owner. However, the Company historically has not experienced a material number of claims of this sort, and the claims experienced have not had a material adverse effect on the Company's results of operations.

     Casualty insurance, including burglary coverage, is maintained for each of the Company's stores, and fidelity bond coverage is maintained on each of the Company's employees.

     Management of the Company believes its operations are conducted in material compliance with all federal, state and local laws and ordinances applicable to its business.

LEGAL PROCEEDINGS

     The Company is a defendant in certain lawsuits encountered in the ordinary course of its business. Certain of these matters are covered to an extent by insurance. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

                                   MANAGEMENT

  DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information as of the date of this Prospectus with respect to the directors and executive officers of the Company.

             NAME                 AGE                         POSITION
             ----                 ---                         --------
Carson R. Thompson(1)             58     Chief Executive Officer and Chairman of the Board
Robert D. Bourland, Jr.(2)        56     President, Chief Operating Officer and Director
Thomas W. White                   28     Vice President -- Finance and Chief Accounting
                                           Officer
Randall L. Haden                  36     Vice President -- Information Services
James E. Berk(2)                  52     Director
Robert E. Camp(1)                 54     Director
Mark E. Kane(3)                   43     Director
Monty R. Standifer(3)             57     Director

---------------

(1) Class I Director whose term expires in 1998.
(2) Class II Director whose term expires in 1999.
(3) Class III Director whose term expires in 2000.

     The business experience, principal occupations and employment of each of the directors and executive officers of the Company during at least the past five years, together with their periods of service as directors and executive officers of the Company are set forth below.

     Carson R. Thompson joined the Company in August 1996 as a Director. In March 1997, he was named Chairman of the Board and Chief Executive Officer of the Company. Prior to this, Mr. Thompson had served as President, Chief Executive Officer and Chairman of The Bombay Company, Inc., a specialty retailer of home furnishing products. Mr. Thompson joined Tandy Corporation, Fort Worth, Texas in 1957, and held various management positions before becoming President in 1981 of Tandy Brands, Inc., a spin-off of Tandy Corporation and a manufacturer and specialty retailer of various products. From 1982 to 1991, Mr. Thompson was Chairman and Chief Executive Officer, from 1991 to 1996, he was Chairman, and from 1996 to 1997, he was President and Chief Executive Officer of The Bombay Company. Mr. Thompson serves as a director of the University of North Texas Health Science Center at Fort Worth, and the Osteopathic Health Foundation, Inc., and is a member of the Board of Advisors of the College of Business Administration at the University of Oklahoma.

     Robert D. Bourland, Jr. joined the Company in July 1994 as a Director and President. From 1985 until joining the Company, he served as President of Cook's Nook, Inc., a specialty retailer of gourmet cookware. From 1964 until that time, he served in various retail management positions with the Radio Shack division of Tandy Corporation, including serving as Senior Vice President -- Managing Director, Tandy U.K. and as Tandy's Divisional Vice President responsible for 1,200 Radio Shack stores. Radio Shack is a specialty retailer of consumer electronic products.

     Thomas W. White joined the Company on October 15, 1997 as Vice
President -- Finance and Chief Accounting Officer. Mr. White was previously employed for six years with the accounting firm of KPMG Peat Marwick LLP, most recently as an assurance manager serving numerous clients within the financial services, manufacturing and retailing industries.

     Randall L. Haden joined the Company in February 1994 as Vice
President -- Information Systems. Since November 1991 until joining the Company, he was employed by Search Capital Group, Inc., a publicly held consumer finance company, most recently as Vice President -- Information Services.

     James E. Berk joined the Company in 1997 as a Director. Presently, Mr. Berk is the Vice Chairman and Chief Executive Officer of APC, Inc., a specialty retailer and wholesaler of auto parts. Mr. Berk founded and, from 1993 to 1997, served as the President, Chief Executive Officer and Chairman of the Board for Teach & Play Smart, Inc., a privately held specialty retail chain of children's educational products. Prior to that time, he served as President and Chief Executive Officer of Bizmart, Inc., a chain of office products superstores, and President and Chief Operating Officer of The Wholesale Club, a chain of discount retail stores, and served in various other companies in management capacities.

     Robert E. Camp joined the Company in July 1995 as a Director. He founded and, from 1993 until the present, served as President of Hero's Welcome, Inc., a privately held retail/mail order business. From 1982 until 1992, Mr. Camp was the founder and Chief Executive Officer of Simpson & Fisher Companies, Inc., a specialty retailer of apparel and home furnishing products. Mr. Camp is the former Chief Executive Officer of Fort Worth based Pier 1 Imports, Inc., a specialty retailer of home furnishing products, having been with that firm for 18 years.

     Mark E. Kane joined the Company in September 1997 as Director. Presently, he is President and Chief Executive Officer of Compact Discs International, LLC, an international affiliate of CD Warehouse Inc. that owns the worldwide development rights for the CD Warehouse Inc. franchise concept. Mr. Kane founded and, from 1992 to 1997, served as President and Chief Executive Officer of CD Warehouse Inc., a publicly traded national franchising firm specializing in the sale of new and pre-owned compact discs.

     Monty R. Standifer joined the Company in August 1997 as a Director. Mr. Standifer has served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Gadzooks, Inc., a specialty retailer of apparel products, since July 1995. From June 1992 until July 1995, Mr. Standifer served as Vice President -- Treasurer and Chief Financial Officer of Gadzooks, Inc. From July 1991 to June 1992, Mr. Standifer served as Senior Vice President and Chief Financial Officer of AmeriServ Food Company, a food service systems distributor. Prior to that time, Mr. Standifer was a cofounder of Bizmart, Inc., a chain of office products superstores, serving as Vice President -- Finance, Treasurer and Secretary from its founding in October 1987 until July 1991, shortly after the company was sold. Mr. Standifer was previously employed by Tandy Corporation for 14 years in various financial management positions.

COMPENSATION OF DIRECTORS

     Cash Compensation. No cash compensation has been paid by the Company to its directors prior to this Offering. Directors are reimbursed for their ordinary and necessary expenses incurred in attending meetings of the Board of Directors or a committee thereof.

     1997 Stock Option Plan for Directors. Effective as of October 16, 1997, the 1997 PawnMart, Inc. Director Stock Option Plan ("Directors' Option Plan") was approved by the Company's Board of Directors and the holders of a majority of the outstanding shares of the Company's Common Stock.

     Stock options will be granted under the Directors' Option Plan to any director who is not an employee of the Company and is not a holder of more than 5% of the outstanding shares of the Company's Common Stock or a person who is in control of such holder ("Eligible Directors").

     A maximum of 400,000 shares of Common Stock (subject to certain anti-dilution adjustments) may be issued to Eligible Directors upon the exercise of options granted under the Directors' Option Plan. Currently, no options have been granted under the Directors' Option Plan.

     Newly appointed Eligible Directors will automatically receive an initial grant of options to purchase 25,000 shares of Common Stock upon their appointment to the Board of Directors. All Eligible Directors will receive annual grants of options to purchase the lesser of 20,000 shares of Common Stock or $200,000 in market value of underlying Common Stock as of the date following each annual meeting of the Company's stockholders. The exercise price of options granted under the Directors' Option Plan will be the closing sales price of the Common Stock on the date of grant. Options granted pursuant to the Directors' Option Plan are immediately exercisable. The expiration date is six years from the date of grant. Payment for shares purchased upon exercising an option is made in cash or by certified check, bank draft or money order, or by delivery of previously owned shares of Common Stock held for at least six months (at their fair market value), or partly in cash and partly in such Common Stock.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company to its President and Chief Executive Officer during the fiscal years ended January 29, 1995, January 28, 1996 and January 26,1997, for services rendered to the Company in all capacities during those fiscal years. No other executive officer of the Company had total salary and bonus which exceeded $100,000 for any of those fiscal years.

                                                             SUMMARY COMPENSATION TABLE
                                                                 ANNUAL COMPENSATION
                                                   -----------------------------------------------
                                                   FISCAL                           OTHER ANNUAL
                                                    YEAR     SALARY      BONUS     COMPENSATION(1)
                                                   ------    -------    -------    ---------------
Robert D. Bourland, Jr.
  President and Chief Executive Officer..........   1996     $90,000    $15,000           --
                                                    1995     $90,000         --           --
                                                    1994     $90,000         --           --

---------------------

(1) Mr. Bourland received personal benefits in addition to salary and bonuses. The aggregate amount of such personal benefits, however, did not exceed the lesser of $50,000 or 10% of the total of his annual salary and bonus.

EMPLOYEE STOCK OPTION PLAN

     The Board of Directors and the stockholders of the Company have approved the adoption of the 1997 PawnMart, Inc. Employee Stock Option Plan (the "Plan"). Stock options granted pursuant to the Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or non-qualified stock options. The number of shares of Common Stock reserved for issuance pursuant to the Plan is 750,000 shares. As of the date of this prospectus, options for 468,200 shares of Common Stock had been granted and are outstanding under the Plan. All options have an exercise price of $2.50 per share of Common Stock.

     The Plan is administered by the Compensation and Human Resources Committee (the "Committee") of the Board of Directors. Subject to the provisions of the Plan, the Committee has the exclusive power to grant options, to interpret the Plan, to grant waivers of restrictions thereunder and to adopt such rules and regulations as it may deem necessary or appropriate in keeping with the objectives of the Plan.

     Options granted pursuant to the Plan become exercisable on such date or dates as may be established by the Committee. The exercise price of options granted under the Plan may not be an amount less than the market value of Common Stock at the time of grant. The exercise price must be paid in full in cash at the time an option is exercised or, if permitted by the Committee, by means of tendering previously owned shares of Common Stock held for at least six months (at their fair market value), or partly in cash and partly in Common Stock.

     In the event of a stock split, stock dividend, combination or reclassification or certain other corporate transactions, the Committee is authorized to make appropriate adjustments to the exercise price and number of shares subject to options granted under the Plan. Subject to certain limitations, the Board of Directors is authorized to amend, modify or terminate the Plan to meet any changes in legal requirements or for any other purpose permitted by law.

                              CERTAIN TRANSACTIONS

     In July of 1997, Mr. Thompson acquired an aggregate of 375,000 shares of 12% Series D Convertible Exchangeable Preferred Stock ("Series D") for $750,000 in connection with Mr. Thompson's becoming Chief Executive Officer of the Company. In connection with the Offering, the 375,000 Series D will automatically be converted into 187,500 shares of Common Stock at a conversion price of $4.00 per share. In March of 1996, Mr. Thompson purchased a principal amount of $228,000 of 14% unsecured Convertible Subordinated Debentures due June 30, 1999. In October 1997, Mr. Standifer acquired an aggregate of 50,000 shares of Series D for $100,000 in connection with Mr. Standifer's becoming a Director of the Company. In connection with the Offering, the 50,000 Series D will automatically be converted into 25,000 shares of Common Stock at a conversion price of $4.00 per share.

     In consideration for serving as a Director of the Company, in September 1997, Mr. Berk received 12,500 shares of Common Stock; in April 1996 and August 1997, Mr. Camp received an aggregate amount of 25,000 shares of Common Stock; in September 1997, Mr. Kane received 12,500 shares of Common Stock; in September 1997, Mr. Standifer received 12,500 shares of Common Stock and in April 1996 and August 1997, Mr. Thompson received 12,500 and 7,500 shares of Common Stock, respectively. In connection with his employment with the Company, in August 1997, Mr. Bourland received 25,000 shares of Common Stock. In connection with joining the Company, in October 1997, Mr. White received 12,500 shares of Common Stock.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of October 20, 1997, and as adjusted to reflect the sale of 2,000,000 shares of Common Stock by the Company in this Offering, regarding the beneficial ownership of the Company's Common Stock by: (i) all persons known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each director of the Company; (iii) the Chief Executive Officer of the Company; and (iv) all directors and executive officers of the Company individually and as a group.

                                                                           PERCENT BENEFICIALLY
                                                                                 OWNED(1)
                                                                           --------------------
                      NAME AND ADDRESS                         NUMBER       BEFORE      AFTER
                    OF BENEFICIAL OWNERS                      OF SHARES    OFFERING    OFFERING
                    --------------------                      ---------    --------    --------
DIRECTORS AND EXECUTIVE OFFICERS:
Carson R. Thompson(2).......................................   369,500       5.2%        4.1%
Robert D. Bourland, Jr.(2)..................................   111,607       1.6%        1.2%
Thomas W. White(2)..........................................    12,500         *           *
Randall L. Haden(2).........................................    53,605         *           *
Robert E. Camp(3)...........................................    25,000         *           *
James E. Berk(4)............................................    12,500         *           *
Monty R. Standifer(5).......................................    12,500         *           *
Mark E. Kane(6).............................................    12,500         *           *
All directors and executive officers as a group (8
  persons)..................................................   609,712       8.6%        6.7%
OTHER SIGNIFICANT HOLDERS:
Joe Owens(7)................................................   468,700       6.6%        5.2%

---------------

 *  Less than 1%.

(1) Unless otherwise noted, the Company believes that each person named in the table has sole voting and investment power with respect to all shares beneficially owned by such persons.

(2) His address is 301 Commerce Street, Suite 3600, Fort Worth, Texas 76102.

(3) The address for Mr. Camp is Rural Route 2, North Hero, Vermont 05474.

(4) The address for Mr. Berk is 5825 Obelin, Suite 100, San Diego, California 92121.

(5) The address for Mr. Standifer is 4121 International Parkway, Carrollton, Texas 75007.

(6) The address for Mr. Kane is 1017 N. Central Expressway, Suite 200, Plano, Texas 75075.

(7) Mr. Owens is one of the founders of the Company, and his address is 5201 Odessa Dr., Fort Worth, Texas 76133.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the Company's capital stock and selected provisions of its Restated Certificate of Incorporation and By-laws, is a summary and is qualified in its entirety by the Company's Restated Certificate of Incorporation and By-laws, as amended, copies of which have been filed with the Securities and Exchange Commission as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     At the time of the Offering, the total amount of authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock, par value $.01 per share and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Upon completion of the Offering, 9,120,498 shares of Common Stock and no shares of Preferred Stock will be issued and outstanding (assuming an initial public offering price of $5 per share). After giving effect to the Preferred Stock and Debenture Conversions, there will be approximately 850 holders of record of the Company's Common Stock. The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate of Incorporation and the By-laws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

     The Restated Certificate of Incorporation and By-laws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

COMMON STOCK

     The issued and outstanding shares of Common Stock are, and the shares of Common Stock being offered by the Company will be upon payment therefor, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." The shares of Common Stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Except as otherwise required by law or the Restated Certificate of Incorporation, the Common Stock will vote on all matters submitted to a vote of the stockholders, including the election of directors.

PREFERRED STOCK

     The Board of Directors may, without further action by the Company's stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Board of Directors, without stockholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock. Upon consummation of the Offering, there will be no shares of Preferred Stock outstanding, and the Company has no present intention to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Restated Certificate of Incorporation provides for the Board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the Board will be elected each year. See "Management." Under the Delaware General Corporation Law, directors serving on a classified board can only be removed for cause. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

     The Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Restated Certificate of Incorporation and the By-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors or by the Chief Executive Officer of the Company. Stockholders will not be permitted to call a special meeting or to require the Board to call a special meeting.

     The By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board.

     Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the By-laws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the By-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

     The Restated Certificate of Incorporation and By-laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to the Restated Certificate of Incorporation and By-laws could enable a minority of the Company's stockholders to exercise veto power over any such amendments.

CERTAIN PROVISIONS OF DELAWARE LAW

     Following the consummation of the Offering, the Company will be subject to the "Business Combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless: (i) the transaction is approved by the Board of Directors prior to the date the "interested stockholder" obtained such status; (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder," owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by
(a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Restated Certificate of Incorporation will provide that the Company shall indemnify directors and officers of the Company to the fullest extent permitted by such law. The Company anticipates entering into separate indemnification agreements with its current directors and executive officers prior to the completion of the Offering which will have the effect of providing such persons indemnification protection in the event the Restated Certificate of Incorporation is subsequently amended.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, N.A., Chicago, Illinois.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have 9,120,498 shares of Common Stock outstanding. All of the 2,000,000 shares sold by the Company in this Offering will be freely transferable without further restriction or registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as defined under the Securities Act). At the date of this Prospectus there were outstanding 7,120,498 shares of Common Stock on a pro forma basis, all of which shares are "restricted securities" under applicable securities laws. All of these shares either will be subject to the resale restrictions described below or will not be held for one year until December 1998. Additional shares of Common Stock may become eligible for sale in the public market from time to time upon exercise of warrants and stock options.

     Holders of restricted securities must comply with the requirements of Rule 144 in order to sell their shares in the open market. In general, under Rule 144 as currently in effect, any affiliate of the Company and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least one year would be entitled to sell in the open market within any three-month period a number of shares that does not exceed the greater of:
(i) 1% of the then outstanding shares of the Company's Common Stock (91,205 shares immediately after this offering) or (ii) the average weekly trading volume reported on the American Stock Exchange during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about the Company. Nonaffiliates who have held their restricted shares for two years are entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates of the Company for the three months preceding such sale. An aggregate of 750,000 shares of Common Stock has been reserved for issuance to employees of the Company pursuant to the Plan. In addition, an aggregate of 400,000 shares of Common Stock have been reserved for issuance to directors of the Company pursuant to the Directors' Option Plan.

     Subject to certain exceptions, each of the officers and directors of the Company and each other holder of Common Stock prior to the Offering have agreed with the Underwriters not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock until December 1998 without the prior written consent of the Underwriter.

     The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price of Common Stock. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities.

                                  UNDERWRITING

     The underwriter named below (the "Underwriter") has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock as set forth below. The nature of the obligations of the Underwriter is such that if any of such shares are purchased, all must be purchased.

                        UNDERWRITER                           NUMBER OF SHARES
                        -----------                           ----------------
ComVest Partners, Inc.......................................
                                                                 ---------
          Total.............................................     2,000,000
                                                                 =========

     The Underwriter has advised the Company that it proposes initially to offer the shares of Common Stock offered hereby to the public at the price set forth on the cover page of this Prospectus. The Underwriter may allow a concession to selected dealers who are members of the National Association of Securities
Dealers, Inc. ("NASD") not in excess of $          per share, and the
Underwriter may allow, and such dealers may reallow, to members of the NASD a
concession not in excess of $          per share. After the public offering, the
price to public, the concession and the reallowance may be changed by the Underwriter.

     ComVest Partners, Inc. ("ComVest"), the Underwriter, has participated in a limited number of public equity offerings as an underwriter. Prospective purchasers of the securities offered hereby should consider ComVest's limited underwriting experience in evaluating this Offering.

     The Company has granted an option to the Underwriter, exercisable within 45 business days after the date of this Prospectus, to purchase up to an aggregate of 300,000 additional shares of Common Stock, at the initial price to public, less the underwriting discount, set forth on the cover page of this Prospectus. The Underwriter may exercise the option only for the purpose of covering over-allotments. To the extent that the Underwriter exercises such option, the Underwriter will be committed, subject to certain conditions, to purchase from the Company on a pro rata basis that number of additional shares of Common Stock which is proportionate to such Underwriter's initial commitment.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

     The Company has agreed to pay to the Underwriter a nonaccountable expense allowance of 1.5% of the gross proceeds derived from the sale of the shares of Common Stock underwritten (including the sale of any shares of Common Stock subject to the Underwriter's over-allotment option). The Company also has agreed to pay all expenses in connection with qualifying the Common Stock offered hereby for sale under the laws of such states as the Underwriter may designate, including filing fees and fees and expenses of counsel retained for such purposes by the Underwriter and registering the Offering with the NASD.

     In connection with this Offering, the Company has agreed to sell to the Underwriter, for a price of $.001 per warrant, warrants (the "Underwriter's Warrants") to purchase shares of Common Stock equal to 10% of the total number of shares sold pursuant to this Offering, excluding shares subject to the over-allotment option. The Underwriter's Warrants are exercisable at a price equal to 120% of the initial public offering price ($6.00 assuming an initial public offering price of $5.00 per share) for a period of four years commencing one year from the date of this Prospectus (the "Exercise Period"). The Underwriter's Warrants grant to the holder thereof, with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Underwriter's Warrants, one demand registration right during the Exercise Period, as well as piggyback registration rights at any time. The Company and its executive officers and directors have agreed that for a period of 12 months after the date of this Prospectus, they will not offer, sell or otherwise dispose of any shares of Common Stock beneficially owned or controlled by them (including subsequently acquired shares) without the prior written consent of ComVest which consent shall not be unreasonably withheld.

     At the Company's request, the Underwriter have reserved up to      shares
of Common Stock (the "Directed Shares") for sale at the public offering price to approximately 20 persons who are directors, officers or employees of, or otherwise associated with, the Company and who have advised the Company of their desire to participate in its future growth. Each director and executive officer who is a purchaser of Directed Shares will be required to agree to restrictions on resale similar to those described in the immediately preceding paragraph. However, the Underwriter is not obligated to sell any shares to any such persons. The number of shares of Common Stock available for sale to the general public will be reduced to the extent of sales of Directed Shares to any of the persons for whom they have been reserved. Any shares not so purchased will be offered by the Underwriter on the same basis as all other shares offered hereby.

     Prior to this Offering, there has been no market for the Common Stock and there can be no assurance that a regular trading market will develop upon the completion of this Offering. The initial public offering price was determined by negotiations between the Company and the Underwriter. The primary factors considered in determining such offering price included the history of and prospects for the Company's business and the industry in which the Company competes, market valuation of comparable companies, market conditions for public offerings, the prospects for future earnings of the Company, an assessment of the Company's management, the general condition of the securities markets, the demand for similar securities of comparable companies and other relevant factors.

     In order to facilitate the Offering, certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after the Offering. Specifically, the Underwriter may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company. The Underwriter may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the Underwriter. In addition, such persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offering are reclaimed if shares of Common Stock previously distributed in the Offering are repurchased in connection with stabilizing transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

     The Underwriter has advised the Company that the Underwriter does not expect any sales by the Underwriter to accounts over which they exercise discretionary authority.

     In connection with the offering made hereby, the Underwriter and selling group members (if any) or their respective affiliates may engage in passive market making transactions with the Common Stock in accordance with Regulation M under the Exchange Act, during a specified period before commencement of offers or sales of the Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Jordaan, Howard & Pennington, P.L.L.C., Dallas, Texas. Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed on for the Underwriter by Gardere & Wynne, L.L.P., Dallas, Texas. Members of Jordaan, Howard & Pennington, P.L.L.C. own beneficially an aggregate of 137,500 shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements of PawnMart, Inc. as of January 26, 1997 and January 28, 1996, and for the years then ended have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has experienced negative cash flows from operating activities and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                        PAWNMART, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets as of January 26, 1997 and
  January 28, 1996..........................................   F-3
Consolidated Statements of Operations for the Years Ended
  January 26, 1997 and January 28, 1996.....................   F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for the Years Ended January 26, 1997 and January 28,
  1996......................................................   F-5
Consolidated Statements of Cash Flows for the Years Ended
  January 26, 1997 and January 28, 1996.....................   F-6
Notes to Consolidated Financial Statements..................   F-7
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Consolidated Balance Sheets as of July 27, 1997 (unaudited)
  and January 26, 1997......................................  F-18
Consolidated Statements of Operations for the Six Months
  Ended July 27, 1997 (unaudited) and July 28, 1996
  (unaudited)...............................................  F-19
Consolidated Statements of Cash Flows for the Six Months
  Ended July 27, 1997 (unaudited) and July 28, 1996
  (unaudited)...............................................  F-20
Notes to Unaudited Consolidated Financial Statements........  F-21

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
PawnMart, Inc.:

     We have audited the accompanying consolidated balance sheets of PawnMart, Inc. and subsidiaries, (formerly PCI Capital Corporation and subsidiaries) as of January 26, 1997 and January 28, 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PawnMart, Inc. and subsidiaries as of January 26, 1997 and January 28, 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2(j) to the consolidated financial statements, the Company has suffered recurring losses from operations, has experienced negative cash flows from operating activities, and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2(j). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            KPMG Peat Marwick LLP

Fort Worth, Texas
June 27, 1997, except for the
  last four paragraphs of note 11
  which are as of August 21, 1997

                        PAWNMART, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     JANUARY 26, 1997 AND JANUARY 28, 1996

                                     ASSETS

                                                                 1997           1996
                                                              -----------    -----------
Current assets:
  Cash and cash equivalents.................................  $   142,993    $   126,918
  Accounts receivable.......................................       22,735         10,239
  Pawn service charges receivable...........................      229,918        207,746
  Loans (note 5)............................................    2,227,565      1,446,503
  Inventories, net (note 5).................................    1,970,741      1,489,529
  Prepaid expenses and other current assets.................       18,117         47,230
                                                              -----------    -----------
          Total current assets..............................    4,612,069      3,328,165
                                                              -----------    -----------
Property and equipment, net (notes 3 and 5).................    1,049,281      1,205,245
Goodwill and other intangible assets, net (note 4)..........      122,787        182,781
Debt issuance costs, net of accumulated amortization of
  $329,838 and $101,480 at January 26, 1997 and January 28,
  1996, respectively
  (note 5)..................................................      555,262        408,535
Other assets................................................      134,296        123,864
                                                              -----------    -----------
                                                              $ 6,473,695    $ 5,248,590
                                                              ===========    ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable, including $80,000 to a company owned by
     a stockholder at January 26, 1997......................  $   331,489    $   299,727
  Bank overdraft............................................      109,915         28,347
  Accrued expenses..........................................      966,240        556,157
  Current installments of notes payable, including $50,000
     and $103,100 payable to stockholders at January 26,
     1997 and January 28, 1996, respectively (note 5).......    1,056,667        193,100
                                                              -----------    -----------
          Total current liabilities.........................    2,464,311      1,077,331
                                                              -----------    -----------
Long-term notes payable, net of current installments (note
  5)........................................................    8,287,333      5,445,150
                                                              -----------    -----------
          Total liabilities.................................   10,751,644      6,522,481
                                                              -----------    -----------
Stockholders' equity (deficit) (notes 5, 7, 8, 10, 11, and
  12):
  Preferred stock, $.01 par value; authorized 10,000,000
     shares:
     $.50 Series A Convertible Preferred stock; 2,000,000
      shares issued and outstanding (liquidation preference
      of $.50 per share)....................................       20,000         20,000
     Series B Convertible Preferred stock; 1,089,020 and
      1,074,626 shares issued at January 26, 1997 and
      January 28, 1996, respectively (liquidation preference
      of $2.00 per share)...................................       10,890         10,746
  Common stock, $.01 par value; authorized 20,000,000
     shares; 2,797,703 and 2,667,405 shares issued and
     outstanding at January 26, 1997 and January 28, 1996,
     respectively...........................................       27,977         26,674
  Additional paid-in capital................................    3,266,280      3,200,470
  Accumulated deficit.......................................   (7,538,096)    (4,481,781)
                                                              -----------    -----------
                                                               (4,212,949)    (1,223,891)
                                                              -----------    -----------
  Less treasury stock, at cost; 15,000 common shares and
     25,000 Series B Convertible Preferred shares at January
     26, 1997 and 25,000 Series B Convertible Preferred
     shares at January 28, 1996 (note 7)....................      (65,000)       (50,000)
                                                              -----------    -----------
          Total stockholders' deficit.......................   (4,277,949)    (1,273,891)
Commitments, contingencies and subsequent events (notes 9,
  11 and 12)
                                                              -----------    -----------
                                                              $ 6,473,695    $ 5,248,590
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

                        PAWNMART, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               YEARS ENDED JANUARY 26, 1997 AND JANUARY 28, 1996

                                                                 1997           1996
                                                              -----------    -----------
Revenues:
  Merchandise sales.........................................  $ 5,522,731    $ 3,051,678
  Pawn service charges......................................    2,291,104      1,337,618
  Other.....................................................       89,567         34,206
                                                              -----------    -----------
          Total revenues....................................    7,903,402      4,423,502
Cost of sales...............................................    3,527,670      1,941,489
                                                              -----------    -----------
                                                                4,375,732      2,482,013
                                                              -----------    -----------
Expenses:
  Operating.................................................    3,863,843      2,625,716
  Interest, including $12,117 and $24,671 to stockholders
     during 1997 and 1996, respectively (note 5)............    1,360,511        720,301
  Depreciation..............................................      435,131        315,028
  Amortization..............................................       59,994         59,995
  Administrative (note 7)...................................    1,712,568      1,588,600
                                                              -----------    -----------
          Total expenses....................................    7,432,047      5,309,640
                                                              -----------    -----------
          Net loss..........................................  $(3,056,315)   $(2,827,627)
                                                              ===========    ===========
          Pro forma loss per common share (note 2(n)).......  $     (0.28)   $     (0.42)
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

                        PAWNMART, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
               YEARS ENDED JANUARY 26, 1997 AND JANUARY 28, 1996

                                                         $.50 SERIES A             SERIES B
                                                          CONVERTIBLE             CONVERTIBLE
                                 COMMON STOCK           PREFERRED STOCK         PREFERRED STOCK       ADDITIONAL
                              -------------------     -------------------     -------------------      PAID-IN     ACCUMULATED
                               SHARES     AMOUNT       SHARES     AMOUNT       SHARES     AMOUNT       CAPITAL       DEFICIT
                              ---------   -------     ---------   -------     ---------   -------     ----------   ------------
Balance at January 29,
  1995......................  2,433,421   $24,334     2,000,000   $20,000       448,139   $ 4,481     2,027,786     (1,654,154)
Issuance of common stock
  (note 7)..................    233,984     2,340            --        --            --        --         2,340             --
Issuance of preferred stock,
  net of $96,365 issue costs
  (notes 7 and 10)..........         --        --            --        --       626,487     6,265     1,150,344             --
Acquisition of 25,000 shares
  of Series B Convertible
  Preferred stock (note
  7)........................         --        --            --        --            --        --            --             --
Capital contribution for
  services (note 7).........         --        --            --        --                      --        20,000             --
Net loss....................         --        --            --        --            --        --            --     (2,827,627)
                              ---------   -------     ---------   -------     ---------   -------     ---------     ----------
Balance at January 28,
  1996......................  2,667,405    26,674     2,000,000    20,000     1,074,626    10,746     3,200,470     (4,481,781)
Issuance of common stock
  (note 7)..................    130,298     1,303            --        --            --        --        29,969             --
Issuance of preferred stock
  (notes 7 and 10)..........         --        --            --        --        14,394       144        35,841             --
Acquisition of 15,000 shares
  of common stock (note
  7)........................         --        --            --        --            --        --            --             --
Net loss....................         --        --            --        --            --        --            --     (3,056,315)
                              ---------   -------     ---------   -------     ---------   -------     ---------     ----------
Balance at January 26,
  1997......................  2,797,703   $27,977     2,000,000   $20,000     1,089,020   $10,890     3,266,280     (7,538,096)
                              =========   =======     =========   =======     =========   =======     =========     ==========


                                             TOTAL
                                         STOCKHOLDERS'
                              TREASURY      EQUITY
                               STOCK       (DEFICIT)
                              --------   -------------
Balance at January 29,
  1995......................       --        422,447
Issuance of common stock
  (note 7)..................       --          4,680
Issuance of preferred stock,
  net of $96,365 issue costs
  (notes 7 and 10)..........       --      1,156,609
Acquisition of 25,000 shares
  of Series B Convertible
  Preferred stock (note
  7)........................  (50,000)       (50,000)
Capital contribution for
  services (note 7).........       --         20,000
Net loss....................       --     (2,827,627)
                              -------     ----------
Balance at January 28,
  1996......................  (50,000)    (1,273,891)
Issuance of common stock
  (note 7)..................       --         31,272
Issuance of preferred stock
  (notes 7 and 10)..........       --         35,985
Acquisition of 15,000 shares
  of common stock (note
  7)........................  (15,000)       (15,000)
Net loss....................       --     (3,056,315)
                              -------     ----------
Balance at January 26,
  1997......................  (65,000)    (4,277,949)
                              =======     ==========

          See accompanying notes to consolidated financial statements.

                        PAWNMART, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               YEARS ENDED JANUARY 26, 1997 AND JANUARY 28, 1996

                                                                 1997           1996
                                                              -----------    -----------
Cash flows from operating activities:
  Net loss..................................................  $(3,056,315)   $(2,827,627)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      495,125        375,023
     Amortization of debt issuance costs....................      228,358         92,696
     Capital contribution for services......................           --         20,000
     Common stock issued for services.......................       31,272          4,180
     Changes in operating assets and liabilities:
       Accounts receivable..................................      (12,496)        18,440
       Pawn service charges receivable......................      (22,172)      (131,793)
       Inventories..........................................     (481,212)      (929,663)
       Prepaid expenses and other current assets............       29,113        (21,128)
       Other assets.........................................      (10,432)       (63,520)
       Accounts payable.....................................       31,762       (124,474)
       Accrued expenses.....................................      410,083        233,096
                                                              -----------    -----------
          Net cash used in operating activities.............   (2,356,914)    (3,354,770)
                                                              -----------    -----------
Cash flows from investing activities:
  Net increase in pawn loans................................     (781,062)      (875,426)
  Purchases of property and equipment.......................     (279,167)      (821,984)
                                                              -----------    -----------
          Net cash used in investing activities.............   (1,060,229)    (1,697,410)
                                                              -----------    -----------
Cash flows from financing activities:
  Proceeds from issuance of notes payable, including $53,779 and $29,400 in borrowings from stockholders during 1997
     and 1996, respectively.................................    4,269,168      4,558,550
  Principal payments on notes payable, including $106,879
     and $150,153 in payments to stockholders during 1997
     and 1996, respectively.................................     (563,418)      (226,581)
  Proceeds from issuance of common stock....................           --            500
  Purchases of treasury stock...............................      (15,000)            --
  Payment of debt issuance costs............................     (375,085)      (438,915)
  Net proceeds from issuance of preferred stock.............       35,985      1,156,609
  Increase in bank overdraft................................       81,568          9,410
                                                              -----------    -----------
          Net cash provided by financing activities.........    3,433,218      5,059,573
                                                              -----------    -----------
Net increase in cash and cash equivalents...................       16,075          7,393
Cash and cash equivalents at beginning of year..............      126,918        119,525
                                                              -----------    -----------
Cash and cash equivalents at end of year....................  $   142,993    $   126,918
                                                              ===========    ===========
Supplemental disclosures of cash flow information --
  Cash paid for interest....................................  $ 1,341,293    $   652,669
                                                              ===========    ===========
Noncash activities -- Acquisition of 25,000 shares of Series
  B Convertible Preferred stock in exchange for 14%
  unsecured Convertible Subordinated Debentures (note 7)....  $        --    $    50,000
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

                        PAWNMART, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     JANUARY 26, 1997 AND JANUARY 28, 1996

(1) ORGANIZATION AND BUSINESS

     PawnMart, Inc. (the Company), formerly PCI Capital Corporation (note 12), was incorporated in Delaware on January 13, 1994. The Company is engaged in establishing, acquiring and operating pawnshops that lend money on the security of pledged tangible personal property. In addition to making short-term loans, the Company offers for resale the personal property forfeited by individuals on loans, as well as personal property purchased directly from customers. As of January 26, 1997, the Company owned and operated 19 stores located in Texas, Georgia, North Carolina, and Alabama.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation and Fiscal Years

     The consolidated financial statements include the financial statements of the Company and its single purpose, wholly owned subsidiaries PCI Finance 1994-I, Inc., PCI Finance 1995-I, Inc., PCI Finance 1996-1, Inc., and PCI Finance 1996-2, Inc. (Note 5). All significant intercompany balances and transactions have been eliminated in consolidation.

     Effective April 16, 1996, the Company retroactively changed its year end to a fiscal year which ends on the last Sunday of January. Accordingly, the fiscal years ended January 26, 1997 and January 28, 1996 consist of 52 weeks. Certain future fiscal years will consist of 53 weeks.

  (b) Cash and Cash Equivalents

     The Company considers any highly liquid investments with original maturities of three months or less to be cash equivalents.

  (c) Loans and Income Recognition

     Pawn loans (loans) are generally made on the pledge of tangible personal property for a one month period, with an automatic sixty day extension period. Pawn service charges on loans are recognized on an accrual basis during the initial thirty day loan period and applicable sixty day extension period, net of an allowance for pawn service charges deemed uncollectible, based on the Company's historical loan redemption rate. If a loan is not repaid, the principal amount advanced on the loan, exclusive of any uncollected pawn service charges, becomes the carrying value of the forfeited collateral (inventory), which is recovered through sale.

  (d) Inventories

     Inventories are recorded at cost and represent merchandise acquired from forfeited loans, merchandise purchased directly from the public and merchandise purchased from vendors. Inventories from forfeited loans are recorded at the principal amount advanced on the related collateral, exclusive of any uncollected pawn service charges. The cost of inventories is determined on the specific identification method. Inventories are stated at the lower of cost or market. Interim payments from customers on layaway sales are credited to deferred revenue and subsequently recorded as income during the period in which final payment is received.

     The Company provides an allowance for shrinkage and valuation based on management's evaluation of the merchandise. The allowance deducted from the carrying value of inventory totaled $83,767 and $51,830 at January 26, 1997 and January 28, 1996, respectively.

                        PAWNMART, INC. AND SUBSIDIARIES

  (e) Property and Equipment

     Property and equipment are recorded at cost. Depreciation is determined on the straight-line method based on estimated useful lives of three to five years for equipment. The costs of improvements on leased stores are capitalized as leasehold improvements and are amortized on the straight-line method over the shorter of the lease term or their estimated useful lives.

     The cost of property retired or sold and the related accumulated depreciation is removed from the accounts and any resulting gain or loss is recorded in the results of operations in the period retired.

  (f) Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally five years. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

  (g) Intangible Assets

     Intangible assets consisting of an amount applicable to a noncompete agreement with a founding stockholder and the cost of acquiring a trade name are being amortized over an estimated useful life of five years.

  (h) Income Taxes

     The Company and its subsidiaries intend to file a consolidated Federal income tax return. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (i) Advertising Costs

     Advertising costs are expensed the first time advertising takes place. Advertising expense was approximately $104,000 and $161,000 for the fiscal years ended January 26, 1997 and January 28, 1996, respectively.

  (j) Net Losses and Management's Plans

     The accompanying consolidated financial statements have been prepared on a going concern basis. At January 26, 1997, the Company's total stockholders' deficit totaled $4,277,949. Additionally, the Company has incurred net losses of $3,056,315 and $2,827,627 and used net cash from its operating activities of $2,356,914 and $3,354,770 during the fiscal years ended January 26, 1997 and January 28, 1996, respectively. Subsequent to January 26, 1997, the Company has incurred additional net losses (unaudited). These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                        PAWNMART, INC. AND SUBSIDIARIES

     The Company has issued an additional $3,433,000 in long-term financing and equity funding subsequent to January 26, 1997 (note 11). Management plans to pursue additional funds which will be used to open additional stores and fund operating needs through further equity funding, other long-term financing plans and a potential initial public offering. Management expects, although there can be no assurance, that these funds will be sufficient for its operating needs through July 31, 1998.

  (k) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (l) New Accounting Standards

     Effective January 29, 1996, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (Statement No. 121). Statement No. 121 requires long-lived assets and certain identifiable intangibles to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is determined that an asset's estimated future net cash flows will not be sufficient to recover its carrying amount, an impairment loss must be recorded to reduce the carrying amount to its estimated fair value. The adoption of Statement No. 121 did not have a material effect on the Company's consolidated financial position or results of operations.

     Effective January 29, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement No. 123), which establishes financial accounting and reporting standards for stock-based employee compensation plans. Statement No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages the adoption of that method of accounting for all employee stock option compensation plans. Statement No. 123 allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting as prescribed by the Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." The Company elected to remain with the accounting method prescribed by APB No. 25. Pro forma disclosures required by Statement No. 123 as if the fair value based method of accounting had been adopted have not been presented in the consolidated financial statements as the effect of such adoption would not have been material.

  (m) Reclassifications

     Certain amounts in 1996 have been reclassified to conform with the 1997 presentation.

  (n) Pro Forma Loss Per Share

     Pro forma loss per common share is based on the weighted average number of common and common equivalent shares outstanding adjusted for the effect of the planned conversion of the Company's convertible debentures and all classes of convertible preferred stock and related warrants, the retroactive effect of the reverse stock split discussed in note 12 and stock options issued.

     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock, warrants, convertible securities and common stock options issued during the twelve-month period prior to the initial filing of the registration statement applicable to the contemplated initial public offering, with issue or exercise prices below the assumed initial public offering price, have been included in the calculation of

                        PAWNMART, INC. AND SUBSIDIARIES
common share equivalents, using the treasury stock method, as if they were outstanding for all periods presented.

     Pro forma net loss attributable to common stockholders used to calculate the pro forma loss per share excludes $956,306 and $265,474 of interest expense and amortization associated with debt issuance costs for the fiscal years ended January 26, 1997 and January 28, 1996, respectively. The weighted average number of common and common equivalent shares outstanding, as adjusted, were 7,485,484 and 6,141,658 for the fiscal years ended January 26, 1997 and January 28, 1996, respectively.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at January 26, 1997 and January 28, 1996:

                                                         1997          1996
                                                      ----------    ----------
Automobiles.........................................  $   64,038    $   64,038
Furniture and equipment.............................   1,183,742     1,020,357
Leasehold improvements..............................     687,409       571,627
                                                      ----------    ----------
                                                       1,935,189     1,656,022
Less accumulated depreciation and amortization......    (885,908)     (450,777)
                                                      ----------    ----------
                                                      $1,049,281    $1,205,245
                                                      ==========    ==========

(4) GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and other intangible assets consist of the following at January 26, 1997 and January 28, 1996:

                                                         1997         1996
                                                       ---------    ---------
Goodwill.............................................  $ 189,057    $ 189,057
Noncompete agreement.................................     60,000       60,000
Corporate trademark..................................     50,000       50,000
                                                       ---------    ---------
                                                         299,057      299,057
Less accumulated amortization........................   (176,270)    (116,276)
                                                       ---------    ---------
                                                       $ 122,787    $ 182,781
                                                       =========    =========

                        PAWNMART, INC. AND SUBSIDIARIES

(5) NOTES PAYABLE

     Notes payable consist of the following at January 26, 1997 and January 28, 1996:

                                                                1997           1996
                                                             -----------    ----------
Unsecured convertible subordinated debentures to various
  individuals, bearing interest at 14% payable monthly, to
  mature on June 30, 1999..................................  $ 4,865,000    $3,075,150
Unsecured convertible subordinated debentures to various
  individuals, bearing interest at 14% payable monthly, to
  mature on June 30, 2000..................................    2,000,000            --
Unsecured convertible subordinated debentures to various
  individuals, bearing interest at 14% payable monthly, to
  mature on January 31, 2001 (note 11).....................      461,000            --
Notes payable issued by PCI Finance 1995-I, Inc. to various
  individuals, principal due in monthly installments
  beginning October 15, 1997, bearing interest at 15%
  payable monthly, to mature on March 31, 1998, secured by
  pawn loans and associated collateral.....................    1,390,000     1,390,000
Notes payable issued by PCI Finance 1996-2, Inc. to various
  individuals, principal due in monthly installments
  beginning July 15, 2000, bearing interest at 15% payable
  monthly, to mature on December 31, 2000, secured by pawn
  loans and associated collateral (note 11)................      220,000            --
Notes payable issued by PCI Finance 1996-1, Inc. to various
  individuals, principal due in monthly installments
  beginning October 15, 1999, bearing interest at 15%
  payable monthly, to mature on March 31, 2000, secured by
  pawn loans and associated collateral.....................      278,000            --
Notes payable issued by PCI Finance 1994-I, Inc. to various
  individuals, principal due in quarterly installments
  beginning July 1, 1997, bearing interest at 15% payable
  monthly, to mature on December 31, 1997, secured by pawn
  loans and associated collateral (see below)..............           --       980,000
Note payable to a bank, principal and interest due on
  January 31, 1997, with interest at 8.75%, guaranteed by
  an officer of the Company and secured by collateral of a
  stockholder (see below)..................................       80,000        90,000
Note payable to a stockholder of the Company pursuant to a
  $50,000 revolving line of credit, due on demand, with
  interest at 15%, secured by certain property and
  equipment................................................       50,000        50,000
Other unsecured notes payable to stockholders..............           --        53,100
                                                             -----------    ----------
                                                               9,344,000     5,638,250
          Less current portion.............................   (1,056,667)     (193,100)
                                                             -----------    ----------
                                                             $ 8,287,333    $5,445,150
                                                             ===========    ==========

                        PAWNMART, INC. AND SUBSIDIARIES

     The aggregate sinking fund requirements and maturities of notes payable subsequent to January 26, 1997 are as follows: 1998, $1,056,667; 1999, $463,333;
2000, $5,050,333, and 2001, $2,773,667.

     On June 13, 1995, the Company began marketing a private placement offering for up to $6,000,000 in principal amount of 14% unsecured Convertible Subordinated Debentures due June 30, 1999 (1999 Debentures). The 1999 Debentures are to be sold in minimum denominations of $1,000 with a minimum subscription of $250,000 and a maximum subscription of $6,000,000. Interest on the 1999 Debentures is payable monthly commencing on August 15, 1995. At the option of the holder, each 1999 Debenture is convertible at any time into shares of common stock at a conversion price of $6.00, subject to adjustments should the Company issue common stock dividends, initiate stock splits, or issue common stock rights or warrants for the purchase of common stock at below market prices. In the event that the Company consummates a publicly registered offering of at least $5,000,000, each 1999 Debenture will be automatically converted into shares of common stock at a stipulated conversion price. The 1999 Debentures may be redeemed at the option of the Company, subject to certain notification requirements, prior to the maturity date at a stipulated redemption price. At January 26, 1997 and January 28, 1996, the Company had issued $4,865,000 and $3,075,150, respectively, in 1999 Debentures.

     On June 21, 1996, the Company began marketing a private placement offering for up to $2,000,000 in principal amount of 14% unsecured Convertible Subordinated Debentures due June 30, 2000 (2000 Debentures). The 2000 Debentures are to be sold in minimum denominations of $1,000 with a minimum subscription of $50,000 and a maximum subscription of $2,000,000. Interest on the 2000 Debentures is payable monthly commencing on August 15, 1996. At the option of the holder, each 2000 Debenture is convertible at any time into shares of common stock at a conversion price of $6.00, subject to adjustments should the Company issue common stock dividends, initiate stock splits, or issue common stock rights or warrants for the purchase of common stock at below market prices. In the event that the Company consummates a publicly registered offering of at least $5,000,000, each 2000 Debenture will be automatically converted into shares of common stock at a stipulated conversion price. The 2000 Debentures may be redeemed, subject to certain notification requirements, prior to the maturity date at a stipulated redemption price. At January 26, 1997, $2,000,000 of 2000 Debentures had been issued.

     On December 13, 1996, the Company began marketing a private placement offering for up to $2,500,000 in principal amount of 14% unsecured Convertible Subordinated Debentures due January 31, 2001 (2001 Debentures). The 2001 Debentures are to be sold in minimum denominations of $1,000 with a minimum subscription of $50,000 and a maximum subscription of $2,500,000. Interest on the 2001 Debentures is payable monthly commencing on February 15, 1997. At the option of the holder, each 2001 Debenture is convertible at any time into shares of common stock at a conversion price of $6.00, subject to adjustments should the Company issue common stock dividends, initiate stock splits, or issue common stock rights or warrants for the purchase of common stock at below market prices. In the event that the Company consummates a publicly registered offering of at least $5,000,000 at an offering price of $5.00 per share, each 2001 Debenture will be automatically converted into shares of common stock at a stipulated conversion price. The 2001 Debentures may be redeemed, subject to certain notification requirements, prior to the maturity date at a stipulated redemption price. At January 26, 1997, $461,000 of 2001 Debentures had been issued.

     In connection with the sale of the 1999 Debentures, the Company has agreed to issue warrants to purchase up to 200,000 shares of the Company's common stock to participating National Association of Securities Dealers, Inc. broker-dealers (NASD Broker-Dealers). The warrants have an exercise price of $7.20 per share and are exercisable for four years commencing June 13, 1996. At January 26, 1997, 147,512 warrants had been granted in connection with the sale of the 1999 Debentures.

     In connection with the sale of the 2000 Debentures, the Company has agreed to issue warrants to purchase up to 66,667 shares of the Company's common stock to participating NASD Broker-Dealers. The warrants have an exercise price of $7.20 per share and are exercisable for four years commencing June 21,

                        PAWNMART, INC. AND SUBSIDIARIES

1997. At January 26, 1997, 58,534 warrants had been granted in connection with the sale of the 2000 Debentures.

     In connection with the sale of the 2001 Debentures, the Company has agreed to issue warrants to purchase up to 83,334 shares of the Company's common stock to participating NASD Broker-Dealers. The warrants have an exercise price of $7.20 per share and are exercisable for four years commencing December 13, 1997. At January 26, 1997, 9,533 warrants had been granted in connection with the sale of the 2001 Debentures.

     At January 26, 1997, debt issuance costs totaling $885,100 have been paid in connection with the sale of the 1999 Debentures, 2000 Debentures, 2001 Debentures, and notes payable issued by PCI Finance 1994-I, Inc., PCI Finance 1995-I, Inc., PCI Finance 1996-1, Inc., and PCI Finance 1996-2, Inc. Such amounts are being amortized on a straight-line basis through the respective maturity date of each debenture or notes payable. Amortization expense related to debt issuance costs was $228,358 and $92,696 for the fiscal years ended January 26, 1997 and January 28, 1996, respectively, and is included in interest expense in the accompanying consolidated statements of operations.

     During fiscal 1997, the Company repaid $411,000 in notes payable issued by PCI Finance 1994-I, Inc. Additionally, $220,000, $249,000 and $100,000 in notes payable issued by PCI Finance 1994-I, Inc. were converted to PCI Finance 1996-2, Inc. notes payable, 2001 Debentures and 2000 Debentures, respectively.

     On February 11, 1997, the $80,000 note payable to a bank was paid in full.

(6) INCOME TAXES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at January 26, 1997 and January 28, 1996 are presented below:

                                                        1997          1996
                                                     -----------   -----------
Deferred tax assets:
  Net operating loss carryforwards.................  $ 2,780,817   $ 1,652,322
  Intangible assets................................       43,531        28,722
                                                     -----------   -----------
       Total gross deferred tax assets.............    2,824,348     1,681,044
       Less valuation allowance....................   (2,699,808)   (1,585,258)
                                                     -----------   -----------
          Net deferred tax assets..................      124,540        95,786
                                                     -----------   -----------
Deferred tax liabilities:
  Property and equipment...........................      124,540        95,786
                                                     -----------   -----------
       Total deferred tax liabilities..............      124,540        95,786
                                                     -----------   -----------
          Net deferred tax assets (liabilities)....  $        --   $        --
                                                     ===========   ===========

     At January 26, 1997, the Company has net operating loss carryforwards for tax purposes of approximately $7,500,000 which are available to offset future federal taxable income, if any, through 2012. Deferred tax valuation allowances of $2,699,808 and $1,585,258 offset deferred tax assets at January 26, 1997 and January 28, 1996, respectively, based on management's determination that it is more likely than not that such amounts may not be subsequently realized.

(7) EQUITY TRANSACTIONS

     On July 22, 1994, the Company's Board of Directors authorized 1,925,000 shares of Series B Convertible Preferred stock to be issued through a private placement offering to accredited investors in units of 25,000 shares at $2.00 per share with a minimum subscription of $300,000 and a maximum subscription of

                        PAWNMART, INC. AND SUBSIDIARIES

$3,500,000. At January 26, 1997 and January 28, 1996, 1,046,000 shares had been issued with net proceeds received by the Company under this offering totaling $1,749,042.

     During the fiscal years ended January 26, 1997 and January 28, 1996, the Company issued 14,394 and 24,237 shares, respectively, of Series B Convertible Preferred stock in connection with the Company's employee stock purchase plan (note 10).

     During the fiscal year ended January 28, 1996, the Company acquired 25,000 shares of Series B Convertible Preferred stock in exchange for the issuance of $50,000 in 14% unsecured Convertible Subordinated Debentures due June 30, 1999.

     During the fiscal year ended January 26, 1997, the Company acquired 15,000 shares of common stock from a former officer of the Company at a price of $1.00 per share, adjusted for the retroactive effect of the reverse stock split described in note 12.

     During the fiscal years ended January 26, 1997 and January 28, 1996, the Company issued 130,298 and 233,984 shares, respectively, of the Company's common stock to certain officers, employees and other individuals in exchange for various services rendered on behalf of the Company. The Company has recorded administrative expenses related to the issuance of such shares of $31,272 and $4,180 during the fiscal years ended January 26, 1997 and January 28, 1996, respectively.

     During the fiscal year ended January 28, 1996, three stockholders performed services for the Company without receiving compensation. The Company has recorded $20,000 in administrative expenses during the fiscal year ended January 28, 1996 which represents the estimated value of the services contributed by the stockholders with a corresponding increase to additional paid-in capital.

     In January 1994, the Board of Directors authorized the issuance of a warrant to purchase 50,000 shares of the Company's common stock at an exercise price of $.02 per share to a former director. On December 29, 1995, the former director exercised the warrant to purchase 25,000 shares of the Company's common stock. The remaining warrants expired on January 20, 1996.

     During fiscal 1995, the Company granted nonqualified stock options to purchase an aggregate of 32,500 shares of the Company's common stock, at a price of $.50 per share, to two former directors and nonqualified stock options to purchase an aggregate of 12,500 shares of the Company's common stock, at a price of $4.00 per share, to a former director. The options were exercisable over a period commencing with the date of the agreement and ending April 19, 1997, at which time all such options expired unexercised.

(8) PREFERRED STOCK

     Each share of $.50 Series A Convertible Preferred stock (Series A) has a liquidation preference of $.50 per share. Holders of Series A are not entitled to receive any cash dividends. The Company is restricted from the declaration of dividends to holders of common stock or any other class of stock of the Company ranking junior to Series A as long as Series A is outstanding. At the option of the holder, each share of Series A is convertible at any time into one share of common stock at a conversion price of $1.00 per share, subject to adjustment should the Company pay common stock dividends or initiate stock splits or similar changes to its common stock immediately upon the earlier of (i) the date specified by the vote or written consent or agreement of holders of at least a majority of Series A or (ii) the closing of the sale of the Company's securities in an underwritten public offering, the aggregate proceeds of which equal or exceed $5,000,000. At the option of the Company, shares of Series A can be redeemed at $1.00 per share. Holders have the option of converting such shares into common stock in lieu of redemption, pursuant to certain requirements.

     Each share of the Series B Convertible Preferred stock (Series B) has a liquidation preference of $2.00 per share after considering the liquidation preference for Series A. At the option of the holder, each

                        PAWNMART, INC. AND SUBSIDIARIES
share of Series B is convertible at any time into one share of common stock at a conversion price of $4.00 per share, subject to adjustments should the Company pay common stock dividends or initiate stock splits or similar changes to its common stock. Each share of Series B shall automatically be converted into one share of common stock immediately upon the earlier of (i) the date specified by agreement of the holders of a majority of the shares of such series or (ii) the closing of the sale of the Company's common stock in a public offering where the aggregate proceeds exceed $5,000,000. At the option of the Company, subject to certain notice requirements, shares of Series B can be redeemed at $4.00 per share. Holders have the option of converting such shares into common stock in lieu of redemption, pursuant to certain requirements.

     In connection with the Series B offering, the Company has agreed to issue Series B stock purchase warrants to participating NASD Broker-Dealers to purchase up to 10% of the Series B shares sold by the NASD Broker-Dealers. The warrants have an exercise price of $4.80 per share and are exercisable for four years commencing July 22, 1995. At January 26, 1997, 40,425 warrants had been granted.

(9) COMMITMENTS AND CONTINGENCIES

          The Company is obligated under various long-term operating lease agreements for store locations and office space. Total rent expense for all operating leases, including leases with a related party, was approximately $1,055,000 and $744,000 for the fiscal years ended January 26, 1997 and January 28, 1996, respectively.

     Future minimum lease payments under noncancelable operating leases as of January 26, 1997 are:

              FISCAL YEARS                   RELATED
             ENDING JANUARY                   PARTY       OTHER        TOTAL
             --------------                  -------    ---------    ---------
   1998..................................    $48,000    1,032,793    1,080,793
   1999..................................     48,000    1,026,329    1,074,329
   2000..................................         --      689,001      689,001
   2001..................................         --      376,153      376,153
   2002..................................         --       60,490       60,490
                                             -------    ---------    ---------
          Total minimum lease payments...    $96,000    3,184,766    3,280,766
                                             =======    =========    =========

     The Company leases its Weatherford, Texas pawnshop from a joint venture owned by certain stockholders of the Company. Rent expense related to this lease totaled $48,000 during each of the fiscal years ended January 26, 1997 and January 28, 1996.

     The Company is involved in various claims and lawsuits arising in the ordinary course of business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's consolidated financial statements.

(10) EMPLOYEE STOCK PURCHASE PLAN

     Effective October 1, 1994, the Company established an employee stock purchase plan (Plan) covering substantially all employees. The Plan allows participating employees to purchase, through payroll deductions and Company matches approved by the Board of Directors, shares of the Company's Series B Convertible Preferred stock at a price of $2.50 per share. The Plan provides limitations for annual offerings of the Company's Series B Convertible Preferred stock subject to a cumulative limitation of 100,000 shares and provides for no awards after December 31, 1997. The Company has issued 43,020 shares of its Series B Convertible Preferred stock under the Plan as of January 26, 1997. The Company has recorded $10,282 and $13,871 in compensation expense during the fiscal years ended January 26, 1997 and January 28, 1996, respectively, which represents the value of Company matches approved by the Board of Directors.

                        PAWNMART, INC. AND SUBSIDIARIES

(11) SUBSEQUENT EVENTS

     Subsequent to January 26, 1997, the Company issued 52,365 shares of the Company's common stock to certain officers, employees and other individuals in exchange for various services rendered on behalf of the Company.

     On May 27, 1997, the Company began marketing a franchise offering circular for the sale of single unit franchises for an initial per unit franchise fee of $29,500 and a $10,000 software fee due upon signing of the franchise agreement.

     On June 20, 1997, the Company's Board of Directors authorized the issuance of 500,000 shares of Series C Convertible Preferred stock (Series C) with a par value of $.01 per share. Holders of Series C are not entitled to receive any cash dividends. Each share of Series C has a liquidation preference of $5.00 per share and has the same ranking as Series A and Series B. At the option of the holder, each share of Series C is convertible at any time into shares of common stock at a conversion price of $5.00 per share, subject to adjustments should the Company pay common stock dividends or initiate stock splits or similar changes to its common stock. Each share of Series C shall automatically be converted into one share of common stock immediately upon the earlier of (i) the date specified by agreement of the holders of a majority of the shares of such series or (ii) the closing of the sale of the Company's common stock in a public offering where the aggregate proceeds exceed $5,000,000. At the option of the Company, subject to certain notice requirements, shares of Series C can be redeemed at $4.00 per share. Holders have the option of converting such shares into common stock in lieu of redemption, pursuant to certain requirements. As of August 21, 1997, 26,592 Series C shares had been issued in connection with the Company's employee stock purchase plan.

     On July 10, 1997, the Company's Board of Directors authorized the issuance of 1,000,000 shares of 12% Series D Convertible Exchangeable Preferred stock (Series D) with a par value of $.01 per share. Dividends on Series D are payable in arrears in monthly installments when, and if, declared by the Board of Directors. Each share of Series D has a liquidation preference of $2.00 per share and has the same ranking as Series A, Series B, and Series C. At the option of the holder, each share of Series D is convertible at any time into shares of common stock at a conversion price of $4.00 per share, subject to adjustments should the Company pay common stock dividends or initiate stock splits or similar changes to its common stock. Each share of Series D shall automatically be converted into one share of common stock immediately upon the earlier of (i) the date specified by agreement of the holders of a majority of the shares of such series or (ii) the closing of the sale of the Company's common stock in a public offering where the aggregate proceeds exceed $5,000,000. At the option of the Company, subject to certain notice requirements, shares of Series D can be redeemed at $5.00 per share. Holders have the option of converting such shares into common stock in lieu of redemption, pursuant to certain requirements. As of August 21, 1997, 492,500 shares had been issued with net proceeds received by the Company totaling $985,000.

     As of August 21, 1997, the Company had issued $2,655,000 in 2001 Debentures. As of August 21, 1997, an additional 67,673 warrants to purchase the Company's common stock had been granted to NASD Broker-Dealers (note 5).

     As of August 21, 1997, PCI Finance 1996-2, Inc. had issued $474,000 in principal amount of 15% secured notes due December 31, 2000.

(12) EVENTS SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS' REPORT (UNAUDITED)

     At the Company's October 16, 1997 "Annual Meeting of Stockholders," the following were approved:

     - The Company changed its name from PCI Capital Corporation to PawnMart, Inc. This name change has been reflected throughout the consolidated financial statements.

                        PAWNMART, INC. AND SUBSIDIARIES

     - The Company adopted a reverse stock split of its issued and outstanding shares of common stock on a basis of one new share for each two shares currently outstanding. The effect of the reverse stock split has been accounted for retroactively to January 29, 1995 in the accompanying consolidated financial statements and, accordingly, all applicable share and per share amounts have been restated to reflect this reverse stock split.

     - The Company approved the 1997 Director Stock Option Plan and the 1997 Employee Stock Option Plan to reserve 400,000 and 750,000 shares, respectively, of common stock for issuance thereunder.

     - The Company amended the conversion price of the convertible subordinated debentures to be the lower of $6.00 principal amount per share or 80 percent of the contemplated initial public offering stock price. Such amendment is pending final approval of the subordinated debt holders.

                        PAWNMART, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       JULY 27, 1997 AND JANUARY 26, 1997

                                     ASSETS

                                                               JULY 27,      JANUARY 26,
                                                                 1997           1997
                                                              -----------    -----------
                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $  661,602     $  142,993
  Accounts receivable.......................................      21,954         22,735
  Pawn service charges receivable...........................     244,144        229,918
  Loans.....................................................   2,365,740      2,227,565
  Inventories, net..........................................   2,117,289      1,970,741
  Prepaid expenses and other current assets.................      39,741         18,117
                                                              ----------     ----------
          Total current assets..............................   5,450,470      4,612,069
                                                              ----------     ----------
Property and equipment, net.................................     934,711      1,049,281
Goodwill and other intangible assets, net...................      92,790        122,787
Debt issuance costs, net....................................     643,145        555,262
Other assets................................................     141,251        134,296
                                                              ----------     ----------
                                                              $7,262,367     $6,473,695
                                                              ==========     ==========

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable and accrued expenses.....................  $  530,866     $1,297,729
  Bank overdraft............................................          --        109,915
  Current installments of notes payable.....................   1,412,829      1,056,667
                                                              ----------     ----------
          Total current liabilities.........................   1,943,695      2,464,311
                                                              ----------     ----------
Long-term notes payable, net of current installments........  10,272,000      8,287,333
                                                              ----------     ----------
          Total liabilities.................................  12,215,695     10,751,644
                                                              ----------     ----------
Stockholders' equity (deficit):
  Preferred stock, $.01 par value; authorized 10,000,000
     shares:
     $.50 Series A Convertible Preferred stock; 2,000,000
      shares issued and outstanding (liquidation preference
      of $.50 per share)....................................      20,000         20,000
     Series B Convertible Preferred stock; 1,091,520 and
      1,089,020 shares issued at July 27, 1997 and January
      26, 1997, respectively (liquidation preference of
      $2.00 per share)......................................      10,915         10,890
     Series C Convertible Preferred stock; 26,592 shares
      issued and outstanding at July 27, 1997 (liquidation
      preference of $2.50 per share)........................         266             --
     12% Series D Convertible Exchangeable Preferred stock;
      375,000 shares issued and outstanding at July 27, 1997
      (liquidation preference of $2.00 per share)...........       3,750             --
  Common stock, $.01 par value; authorized 20,000,000
     shares; 2,821,317 and 2,797,703 shares issued and
     outstanding at July 27, 1997 and January 26, 1997,
     respectively...........................................      28,213         27,977
  Additional paid-in capital................................   4,085,734      3,266,280
  Accumulated deficit.......................................  (9,037,206)    (7,538,096)
                                                              ----------     ----------
                                                              (4,888,328)    (4,212,949)
                                                              ----------     ----------
  Less treasury stock, at cost; 15,000 common shares and
     25,000 Series B Convertible Preferred shares...........     (65,000)       (65,000)
                                                              ----------     ----------
          Total stockholders' deficit.......................  (4,953,328)    (4,277,949)
  Commitments, contingencies and subsequent events
                                                              ----------     ----------
                                                              $7,262,367     $6,473,695
                                                              ==========     ==========

     See accompanying notes to unaudited consolidated financial statements.

                        PAWNMART, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                SIX MONTHS ENDED JULY 27, 1997 AND JULY 28, 1996
                                  (UNAUDITED)

                                                                 1997            1996
                                                              -----------     -----------
Revenues:
  Merchandise sales.........................................  $ 3,104,876     $ 2,449,530
  Pawn service charges......................................    1,380,096         984,927
  Other.....................................................       29,154           1,071
                                                              -----------     -----------
          Total revenues....................................    4,514,126       3,435,528
Cost of sales...............................................    2,088,683       1,540,326
                                                              -----------     -----------
                                                                2,425,443       1,895,202
                                                              -----------     -----------
Expenses:
  Operating.................................................    1,786,962       1,629,444
  Interest..................................................      869,787         598,355
  Depreciation and amortization.............................      255,465         255,883
  Administrative............................................    1,012,339         959,578
                                                              -----------     -----------
          Total expenses....................................    3,924,553       3,443,260
                                                              -----------     -----------
          Net loss..........................................  $(1,499,110)    $(1,548,058)
                                                              ===========     ===========
          Pro forma loss per common share...................  $     (0.10)    $     (0.15)
                                                              ===========     ===========

     See accompanying notes to unaudited consolidated financial statements.

                        PAWNMART, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                SIX MONTHS ENDED JULY 27, 1997 AND JULY 28, 1996
                                  (UNAUDITED)

                                                                 1997           1996
                                                              -----------    -----------
Cash flows from operating activities:
  Net loss..................................................  $(1,499,110)   $(1,548,058)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      255,465        255,883
     Amortization of debt issuance costs....................      128,090         93,655
     Common and preferred stock issued for services.........        4,751         31,272
     Changes in operating assets and liabilities:
       Accounts receivable..................................          781          6,155
       Pawn service charges receivable......................      (14,226)        (1,573)
       Inventories..........................................     (146,548)      (175,524)
       Prepaid expenses and other current assets............      (21,624)       (25,201)
       Other assets.........................................       (6,955)        26,943
       Accounts payable and accrued expenses................     (766,863)       (80,352)
                                                              -----------    -----------
          Net cash used in operating activities.............   (2,066,239)    (1,416,800)
                                                              -----------    -----------
Cash flows from investing activities:
  Net increase in pawn loans................................     (138,175)      (551,306)
  Purchases of property and equipment.......................     (110,898)      (141,612)
                                                              -----------    -----------
          Net cash used in investing activities.............     (249,073)      (692,918)
                                                              -----------    -----------
Cash flows from financing activities:
  Proceeds from issuance of notes payable...................    2,448,000      2,411,950
  Principal payments on notes payable.......................     (107,171)       (97,571)
  Proceeds from issuance of common stock....................        2,500             --
  Payment of debt issuance costs............................     (215,973)      (190,177)
  Net proceeds from issuance of preferred stock.............      816,480             --
  Decrease in bank overdraft................................     (109,915)       (28,347)
                                                              -----------    -----------
          Net cash provided by financing activities.........    2,833,921      2,095,855
                                                              -----------    -----------
Net increase (decrease) in cash and cash equivalents........      518,609        (13,863)
Cash and cash equivalents at beginning of period............      142,993        126,918
                                                              -----------    -----------
Cash and cash equivalents at end of period..................  $   661,602    $   113,055
                                                              ===========    ===========

     See accompanying notes to unaudited consolidated financial statements.

                        PAWNMART, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 JULY 27, 1997

(1) BASIS OF PRESENTATION

     The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles for interim financial information and therefore do not include all disclosures necessary for complete financial statements. In the opinion of management, all adjustments have been made that are necessary for a fair presentation of the financial position and results of operations and cash flows as of and for the periods presented. All such adjustments are of a normal recurring nature. The results of operations for the six months ended July 27, 1997 and July 28, 1996 are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.

     The consolidated financial statements include the financial statements of PawnMart, Inc. (the "Company"), formerly PCI Capital Corporation, and its single purpose, wholly owned subsidiaries PCI Finance 1994-I, Inc., PCI Finance 1995-I, Inc., PCI Finance 1996-1, Inc., and PCI Finance 1996-2, Inc. All significant intercompany balances and transactions have been eliminated in consolidation. The unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements for the fiscal year ended January 26, 1997 included elsewhere in the Prospectus.

(2) PRO FORMA LOSS PER SHARE

     On October 16, 1997, the common stockholders of the Company approved a reverse stock split of its issued and outstanding shares of common stock on a basis of one new share for each two shares currently outstanding. The effect of the reverse stock split has been accounted for retroactively to January 28, 1996 in the accompanying unaudited consolidated financial statements and, accordingly, all applicable share and per share amounts have been restated to reflect this effective reverse stock split.

     Pro forma loss per share is based on the weighted average number of common and common equivalent shares outstanding during each period, as adjusted for (i) the reverse stock split approved on October 16, 1997, (ii) the effect of the Company's planned conversion of all convertible debentures and all classes of convertible preferred stock and related warrants in connection with the contemplated initial public offering, and (iii) all stock options issued. The weighted average number of common and common equivalent shares outstanding for the six months ended July 27, 1997 and July 28, 1996 was 7,742,980 and 7,388,360, respectively.

     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock, options, warrants and convertible securities issued during the twelve-month period prior to the initial filing of a registration statement applicable to the contemplated initial public offering, with issue or exercise prices below the assumed initial public offering price, have been included in the calculation of common share equivalents, using the treasury stock method, as if they were outstanding for all periods presented.

     Pro forma net loss attributable to common stockholders used to calculate the pro forma loss per common share excludes $692,424 and $424,551 of interest expense and amortization of debt issuance costs for the six months ended July 27, 1997 and July 28, 1996, respectively, to give effect to the conversion of $9.52 million principal amount of the Company's 14% Convertible Subordinated Debentures due June 30, 1999, June 30, 2000 and January 31, 2001 as of the beginning of the earliest period presented.

(3) NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"), which is required to be adopted for financial statements issued for annual or interim periods after December 15, 1997. The adoption of SFAS No. 128 will require a change in the presentation of earnings per share ("EPS") to replace primary and fully diluted EPS with a presentation of basic and diluted EPS and to restate EPS for all periods presented. The

                        PAWNMART, INC. AND SUBSIDIARIES

                                 JULY 27, 1997

adoption of SFAS No. 128 is not expected to have a material impact on the Company's consolidated financial statements.

     In February 1997, the FASB also issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS No. 129"). SFAS No. 129 establishes standards for disclosing information about an entity's capital structure and applies to all entities. SFAS No. 129 continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, "Omnibus Opinion-1966", and 15, "Earnings per Share", and FASB Statements of Financial Accounting Standards No. 47, "Disclosure of Long-Term Obligations", for entities that were subject to the requirements of those standards. SFAS No. 129 supersedes specific disclosure requirements of APB Opinions 10 and 15 and SFAS No. 47 and consolidates them for ease of retrieval and for greater visibility to non-public entities. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. It is not expected that the Company will experience any material revision in its disclosures when SFAS No. 129 is adopted.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an entity display an amount representing total comprehensive income for the period in that financial statement. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 will have no impact on the financial condition or results of operations of the Company, but will require changes in the Company's disclosure and presentation requirements.

             ======================================================

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................    3
Risk Factors...........................    7
Use of Proceeds........................   11
Dividend Policy........................   11
Capitalization.........................   12
Dilution...............................   13
Selected Consolidated Financial Data...   14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   16
Business...............................   21
Management.............................   27
Certain Transactions...................   30
Principal Stockholders.................   30
Description of Capital Stock...........   31
Shares Eligible for Future Sale........   33
Underwriting...........................   34
Legal Matters..........................   36
Experts................................   36
Financial Statements...................  F-1

                             ---------------------

    UNTIL        , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ======================================================

             ======================================================
                                2,000,000 SHARES
                                 PAWNMART, INC.
                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                             COMVEST PARTNERS, INC.

                                             , 1997

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to indemnify a person who was or is a director, officer, employee, or agent of a corporation or who serves at the corporation's request as a director, officer, partner, proprietor, trustee, employee, or agent of another corporation, partnership, trust, joint venture, or other enterprise (an "outside enterprise"), who was, is, or is threatened to be named a defendant in a legal proceeding by virtue of such person's position in the corporation or in an outside enterprise, but only if the person acted in good faith and reasonably believed, in the case of conduct in the person's official capacity, that the conduct was in or, in the case of all other conduct, that the conduct was not opposed to the corporation's best interest, and, in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. A person may be indemnified within the above limitations against judgments, fines, settlements, and reasonable expenses actually incurred. Generally, an officer, director, agent, or employee of a corporation or a person who serves at the corporation's request as an officer, director, agent, or employee of an outside enterprise may not be indemnified, however, against judgments, fines, and settlements incurred in a proceeding in which the person is found liable to the corporation or is found to have improperly received a personal benefit and may not be indemnified for expenses unless, and only to the extent that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnification for such expenses. A corporation must indemnify a director, officer, employee, or agent against reasonable expenses incurred in connection with a proceeding in which the person is a party because of the person's corporate position, if the person was successful, on the merits or otherwise, in the defense of the proceeding. Under certain circumstances, a corporation may also advance expenses to such person.

     Section 145 of the DGCL also permits a corporation to purchase and maintain insurance or to make other arrangements on behalf of any of the above persons against any liability asserted against and incurred by the person in such capacity, or arising out of the person's status as such a person, whether or not the corporation would have the powers to indemnify the person against the liability under applicable law.

     The Company's Restated Certificate of Incorporation provides that the Company's directors will have no personal liability to the Company or its stockholders for monetary damages for breach of, or an alleged breach of, a director's fiduciary duty of care. This provision has no effect on director liability for (i) a breach of the directors' duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith that constitute a breach of duty of a director or involving intentional misconduct or knowing violations of law, (iii) approval of any transaction from which a director derives an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. In addition, the Company's Restated Certificate of Incorporation provides that any additional liabilities permitted to be eliminated by subsequent legislation will automatically be eliminated without further stockholder vote, unless additional stockholder approval is required by such legislation. The Company is generally required to indemnify its directors, officers, employees, and agents against all judgments, fines, settlements, legal fees, and other expenses incurred in connection with pending or threatened legal proceedings because of the person's position with the Company or another entity that the person serves at the Company's request, subject to certain conditions, and to advance funds to enable them to defend against such proceedings. Article X of the Company's Restated Certificate of Incorporation permits the Company to enter into agreements with its directors, officers, employees and agents to provide such indemnification as deemed appropriate. Article X also provides that the Company may extend to its directors and executive officers such indemnification and additional indemnification.

     The Company has entered into an indemnification agreement with certain of its directors and officers. The form of indemnity agreement provides that each such person will be indemnified to the full extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement of any threatened, pending or completed action, suit or proceeding, on account of his services as a director and officer of the Company or any other company or enterprise in which he is serving at the request of the Company, or as a guarantor of any debt of the Company. To the extent the indemnification provided under the agreement exceeds that permitted by applicable law, indemnification may be unenforceable or may be limited to the extent it is found by a court of competent jurisdiction to be contrary to public policy.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses to be incurred in connection with this Registration Statement, all of which will be borne by the Company. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

                                                                AMOUNT
                                                              -----------
SEC Registration Fee........................................  $  3,848.49
NASD Filing Fee.............................................  $  1,500.00
AMEX Listing Fee............................................  $ 37,500.00
Agent's Nonaccountable Expense Allowance....................  $150,000.00**
Printing and Engraving Expenses.............................       *
Legal Fees and Expenses.....................................  $100,000.00**
Accounting Fees and Expenses................................  $ 30,000.00**
Blue Sky Taxes, Fees and Expenses...........................  $ 15,000.00**
Miscellaneous...............................................       *
                                                              -----------
          Total.............................................  $350.000.00**
                                                              ===========

---------------

 *To be supplied by amendment.
**Estimated amount.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Company has sold the securities listed below pursuant to exemptions under the Securities Act.

     1. During the fiscal year ending January 29, 1995, the Company sold 1,160,000 shares of Series A Convertible Preferred Stock at a price of $.50 per share resulting in net proceeds of $570,248 to the Company after deduction of $9,752 in offering costs. These issuances completed the Company's private placement offering of up to 2,000,000 shares of such shares to accredited investors.

     2. On July 22, 1994, the Company's Board of Directors authorized 1,925,000 shares of Series B Convertible Preferred Stock ("Series B") to be issued through a private placement offering to accredited investors. During the fiscal years ending January 29, 1995 and January 28, 1996, the Company issued 1,046,000 Series B at a price of $2.00 per share. In connection with Series B issuances, the Company paid $342,958 in underwriting commissions and has issued 40,425 Series B stock purchase warrants to participating National Association of Securities Dealers, Inc. broker-dealers ("NASD Broker-Dealers"). The warrants have an exercise price of $4.80 per share and are exercisable for four years commencing July 22, 1995.

     3. From June 1995 through April 1996, the Company made a private placement offering to accredited investors for up to $6,000,000 in principal amount of 14% unsecured Convertible Subordinated Debentures due June 30, 1999 ("1999 Debentures"). The total underwriting commissions associated with the 1999 Debentures were $437,600. As of January 26, 1997, the Company has sold $4,865,000 in 1999 Debentures. In connection with the 1999 Debentures, the Company has issued 147,512 Common Stock purchase warrants to participating NASD Broker-Dealers. The warrants have an exercise price of $7.20 per share and are exercisable for four years commencing June 13, 1996.

     4. From June 1996 through January 1997, the Company made a private placement offering to accredited investors for up to $2,000,000 in principal amount of 14% unsecured Convertible Subordinated Debentures due June 30, 2000 ("2000 Debentures"). The total underwriting commissions associated with the 2000 Debentures were $161,600. As of January 26, 1997, the Company has sold $2,000,000 in 2000 Debentures. In connection with the 2000 Debentures, the Company has issued 58,534 Common Stock purchase warrants to participating NASD Broker-Dealers. The warrants have an exercise price of $7.20 per share and are exercisable for four years commencing June 21, 1997.

     5. From December 1996 through June 1997, the Company made a private placement offering to accredited investors for up to $2,655,000 in principal amount of 14% unsecured Convertible Subordinated Debentures due January 31, 2001 ("2001 Debentures"). The total underwriting commissions associated with the 2001 Debentures were $231,600. As of October 20, 1997, the Company has sold $2,655,000 in 2001 Debentures. In connection with the 2001 Debentures, the Company has issued 77,206 Common Stock purchase warrants to participating NASD Broker-Dealers. The warrants have an exercise price of $7.20 per share and are exercisable for four years commencing December 13, 1997.

     7. In June 1997, the Company's Board of Directors authorized the issuance of up to 500,000 shares of Series C Convertible Preferred Stock ("Series C") with a par value of $.01 per share to be issued to employees in connection with the Company's employee stock purchase plan. The employee stock purchase plan allows employees to purchase, through payroll deductions and Company matches approved by the Board of Directors, shares of Series C at a price of $2.50 per share. At June 23, 1997, the Company issued 26,592 Series C shares and, on September 10, 1997, the Company issued 250 Series C shares with total proceeds received by the Company from both issuances of $38,346.

     8. In July 1997, the Company's Board of Directors authorized the issuance of up to 1,000,000 shares of 12% Series D Convertible Exchangeable Preferred Stock ("Series D") with a par value of $.01 per share to be issued to accredited investors. From July 10, 1997 to October 3, 1997, the Company issued 492,500 Series D shares with total proceeds received by the Company of $985,000.

     9. From January 13, 1994 through January 26, 1997, the Company issued 372,703 shares of Common Stock to certain officers, employees and other individuals in exchange for various services rendered on behalf of the Company. From January 27, 1997 to October 15, 1997, the Company issued 138,615 shares of Common Stock to certain officers, employees and other individuals in exchange for various services rendered on behalf of the Company. On May 8, 1997, the Company issued 1,250 shares of Common Stock to an employee for $2.00 per share.

     10. On December 29, 1995, a former director exercised a warrant to purchase 25,000 shares of the Company's Common Stock at $.02 per share.

     11. From October 1994 to March 1995, the Company issued $980,000 in 15% notes payable, to mature on December 31, 1997, to 14 non-accredited investors and a class of accredited investors. From February 1995 to May 1995, the Company issued $1,390,000 in 15% notes payable, to mature on March 31, 1998, to 20 non-accredited investors and a class of accredited investors. From April 1996 to August 1996, the Company issued $278,000 in 15% notes payable, to mature on March 31, 2000 to 5 non-accredited investors and a class of accredited investors. From January 1997 to July 1997, the Company issued $474,000 in 15% notes payable, to mature on December 31, 2000 to 11 non-accredited investors and a class of accredited investors.

     12. From January 1995 through November 1996, the Company issued 43,020 Series B shares in connection with its employee stock purchase plan. The employee stock purchase plan in effect during that time allowed employees to purchase, through payroll deductions and Company matches approved by the Board of Directors, shares of Series C at a price of $2.00 per share.

     The sale of securities above were made in reliance upon Section 4(2) and Regulation D of the Securities Act, which provide exemptions for transactions not involving a public offering. The purchasers of securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act, or an exemption from such registration requirements.

ITEM 27. EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           1             -- *Form of Underwriting Agreement
           3.1           -- Amended and Restated Certificate of Incorporation
           3.2           -- Second Amended and Restated Bylaws of the Company
           4.1           -- *Form of Certificate evidencing Common Stock
           4.2           -- *Form of Representative's Warrants
           5             -- *Opinion of Jordaan, Howard & Pennington, PLLC as to the
                            validity of the issuance of the securities registered
                            hereby
          10.1           -- *Form of Indemnity Agreement with Officers and Directors
          10.2           -- 1997 PawnMart, Inc. Employee Stock Option Plan
          10.3           -- *1997 PawnMart, Inc. Director Stock Option Plan
          11             -- Statement re computation of per share earnings
          21             -- *Subsidiaries of the small business issuer
          23.1           -- Consent of KPMG Peat Marwick LLP, independent certified public accountants
          23.2           -- *Consent of Jordaan, Howard & Pennington, PLLC. (included in the opinion filed as Exhibit 5 to this Registration
                            Statement)
          24             -- Powers of Attorney of directors and officers of the
                            Registrant (included on the signature pages of this
                            Registration Statement)
          27             -- *Financial Data Schedule (Filed in EDGAR version only)

---------------

*To be filed by amendment.

ITEM 28. UNDERTAKINGS

     The Company, a small business issuer, before the offering had not duty to file reports with the Commission under section 13(a) or 15(d) of the Securities Exchange Act of 1934 is registering equity securities for sale in an underwritten offering. Therefore, the small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 ( the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective. For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 22, 1997.

                                            PAWNMART, INC.
                                            (Registrant)

                                            By:   /s/ CARSON R. THOMPSON
                                              ----------------------------------
                                                      Carson R. Thompson
                                                   Chief Executive Officer
                                                (Principal Executive Officer)

                                            By:     /s/ THOMAS W. WHITE
                                              ----------------------------------
                                                       Thomas W. White
                                                Vice President -- Finance and
                                                           Accounting
                                                   (Principal Financial and
                                                      Accounting Officer)

                               POWER OF ATTORNEY

     Each of the undersigned hereby appoints Carson R. Thompson and Thomas W. White, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for and in their name, place and stead of the undersigned, in any and all capacities to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby or the transactions contemplated herein.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed below by the following persons on behalf of the registrant and in the capacities and on the dates stated:

                      SIGNATURE                                      TITLE                       DATE
                      ---------                                      -----                       ----

               /s/ CARSON R. THOMPSON                  Chief Executive Officer, Director   October 22, 1997
-----------------------------------------------------    and Chairman of the Board
                 Carson R. Thompson

              /s/ ROBERT BOURLAND, JR.                 President, Chief Operating Officer  October 22, 1997
-----------------------------------------------------    and Director
                Robert Bourland, Jr.

                 /s/ THOMAS W. WHITE                   Vice President -- Finance and       October 22, 1997
-----------------------------------------------------    Accounting
                   Thomas W. White

                   /s/ RANDY HADEN                     Vice President -- Information       October 22, 1997
-----------------------------------------------------    Services
                     Randy Haden

                      SIGNATURE                                      TITLE                       DATE
                      ---------                                      -----                       ----

                 /s/ ROBERT E. CAMP                                 Director               October 22, 1997
-----------------------------------------------------
                   Robert E. Camp

                  /s/ JAMES E. BERK                                 Director               October 22, 1997
-----------------------------------------------------
                    James E. Berk

               /s/ MONTY R. STANDIFER                               Director               October 22, 1997
-----------------------------------------------------
                 Monty R. Standifer

                  /s/ MARK E. KANE                                  Director               October 22, 1997
-----------------------------------------------------
                    Mark E. Kane

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           1             -- *Form of Underwriting Agreement
           3.1           -- Amended and Restated Certificate of Incorporation
           3.2           -- Second Amended and Restated Bylaws of the Company
           4.1           -- *Form of Certificate evidencing Common Stock
           4.2           -- *Form of Representative's Warrants
           5             -- *Opinion of Jordaan, Howard & Pennington, PLLC as to the
                            validity of the issuance of the securities registered
                            hereby
          10.1           -- *Form of Indemnity Agreement with Officers and Directors
          10.2           -- 1997 PawnMart, Inc. Employee Stock Option Plan
          10.3           -- *1997 PawnMart, Inc. Director Stock Option Plan
          11             -- Statement re computation of per share earnings
          21             -- *Subsidiaries of the small business issuer
          23.1           -- Consent of KPMG Peat Marwick LLP, independent certified public accountants
          23.2           -- *Consent of Jordaan, Howard & Pennington, PLLC. (included in the opinion filed as Exhibit 5 to this Registration
                            Statement)
          24             -- Powers of Attorney of directors and officers of the
                            Registrant (included on the signature pages of this
                            Registration Statement)
          27             -- *Financial Data Schedule (Filed in EDGAR version only)

---------------

*To be filed by amendment.